UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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The Simply Good Foods Company

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NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
December 10, 2020
Dear Fellow Stockholders,
It is my pleasure to invite you to attend The Simply Good Foods Company’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, January 21, 2021 at 9:00 a.m. (ET). In light of the coronavirus (COVID-19) outbreak, and to support the health and well-being of our directors, employees, stockholders, and other stakeholders, we have determined that the Annual Meeting will be held entirely online via audio webcast, with no physical in-person meeting. If you plan to participate in the Annual Meeting, please see the “General Information About the Annual Meeting and Voting” section in the attached proxy statement. Stockholders will be able to participate in, vote, view the list of stockholders of record and submit questions from any location via the internet by visiting www.virtualshareholdermeeting.com/SMPL2021. At the Annual Meeting, our stockholders will be asked:
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To elect the four Class I director nominees;

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To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021;

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To consider and vote upon the advisory vote to approve the compensation of our named executive officers; and

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To transact such other business as may properly come before the Annual Meeting.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on November 25, 2020 are entitled to notice of, and to vote at, the Annual Meeting. We have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders, providing instructions on how to access our proxy materials and our 2020 Annual Report on the Internet. Please read the enclosed information carefully before submitting your proxy.
The list of stockholders entitled to vote at the Annual Meeting will be available for examination 10 days prior to the Annual Meeting at our principal executive office, 1225 17th Street, Suite 1000, Denver, Colorado 80202. The list of stockholders will also be available during the Annual Meeting through www.virtualshareholdermeeting.com/SMPL2021 for those stockholders who choose to attend.
Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors and certain other proposals in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.
We appreciate the confidence you have placed in us through your investment, and we look forward to seeing you at the Annual Meeting.
By Order of the Board of Directors,
James M. Kilts
Chairman of the Board of Directors
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 21, 2021:
Our Proxy Statement and Annual Report for the fiscal year ended August 29, 2020 are available at www.proxyvote.com.

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PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in this proxy statement. This is only a summary, so please refer to the Proxy Statement and the Annual Report for the fiscal year ended August 29, 2020 before you vote.
2021 ANNUAL MEETING OF STOCKHOLDERS
Date and Time:	Place:
Thursday, January 21, 2021, at 9:00 a.m. (ET)	www.virtualshareholdermeeting.com/SMPL2021. The 2021 Annual Meeting will be in virtual format only, via the internet, with no physical in-person meeting
Record Date:
November 25, 2020
VOTING MATTERS AND BOARD RECOMMENDATIONS
Proposal	Vote Required for Approval	Board’s Recommendation
Election of the four Class I director nominees	A plurality of the votes cast (the four nominees receiving the highest number of “FOR” votes cast will be elected)	FOR all director nominees
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021	Majority of shares present in person, including by means of remote communication, or represented by proxy and entitled to vote	FOR
Advisory vote to approve the compensation of our named executive officers	Majority of shares present in person, including by means of remote communication, or represented by proxy and entitled to vote	FOR
CORPORATE GOVERNANCE HIGHLIGHTS
Our Corporate Governance Policies Reflect Best Practices
• Greater than 80% of directors are independent	• Third-party anonymous ethics reporting hotline
• Independent Chairman of the Board of Directors	• Frequent engagement by management with institutional stockholders
• All members of the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee are independent	• Executive sessions of non-management directors at each Board meeting
• Robust director and executive officer stock ownership guidelines	• Independent compensation consultant

• No hedging or pledging permitted by executive officers and directors	• Compensation policies and programs that discourage excessive risk-taking
• Annual Board and committee self-assessments	• Board oversight of risk and risk management
See “Board of Directors and Corporate Governance” in the proxy statement for more details regarding our corporate governance practices. The Board and the Nominating and Corporate Governance Committee are committed to ensuring the Board functions effectively and with appropriate diversity and expertise, including women and minorities. Accordingly, as of the date of this proxy statement, and assuming the individuals nominated to serve on the Board are elected to the Board at the Annual Meeting, 25% of our directors are women or minorities.
STOCKHOLDER ENGAGEMENT
We believe that maintaining positive relationships with our stockholders is critical to our long-term success. We value the views of our stockholders, and we solicit stockholder input regarding our company throughout the year. Additionally, we participate in various investor conferences throughout the year, such as the Barclays Global Consumer Staples Conference. In addition, from time to time, primarily after our quarterly earnings press release has been issued, our management participates in various investor meetings coordinated by various “sell side” analysts. In fiscal year 2020, Company representatives were in contact with most of our top 25 stockholders representing approximately 65% of our total shares outstanding to discuss many aspects of our business, including financial and marketplace performance, governance structure, executive compensation and diversity initiatives.

1225 17th Street, Suite 1000
Denver, Colorado 80202
(303) 633-2840

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Information About Attending the Annual Meeting
The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of The Simply Good Foods Company (the “Company,” “Simply Good Foods,” “we,” “us” or “our”) will be held on Thursday, January 21, 2021, at 9:00 a.m. (ET). In light of the coronavirus (COVID-19) outbreak and to support the health and well-being of our directors, employees, stockholders, and other stakeholders, we have determined that the Annual Meeting will be held entirely online via audio webcast, with no physical in-person meeting. Stockholders will be able to participate in, vote, view the list of stockholders of record and submit questions from any location via the internet by visiting www.virtualshareholdermeeting.com/SMPL2021 and entering your 16-digit control number included on the proxy card, voting instruction form or Notice (as defined below). Our proxy materials will first be made available to stockholders on or about December 10, 2020.
Only stockholders who owned Simply Good Foods’ common stock as of the close of business on November 25, 2020 (the “Record Date”) will be entitled to attend, vote and submit questions all virtually at our Annual Meeting. To log in, stockholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or Notice. If you are not a stockholder or do not have a control number you will not be able to participate.
To attend and participate in the virtual Annual Meeting, stockholders of record will need to visit www.virtualshareholdermeeting.com/SMPL2021 (the “Annual Meeting Website”) and use their 16-digit control number found on their proxy card, voting instruction form or Notice. If your shares are held in “street name,” you should contact your broker, bank, trustee or other nominee or custodian to obtain your 16-digit control number or otherwise vote through the broker, bank, trustee or other nominee or custodian. The Annual Meeting webcast will begin promptly at 9:00 a.m. (ET). We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 8:45 a.m. (ET) and you should allow ample time for the check-in procedures. The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting.
Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at the Annual Meeting Website. You may vote during the Annual Meeting by following the instructions available on the Annual Meeting Website during the Annual Meeting. Assistance with questions regarding how to attend and participate via the Internet will be provided at the Annual Meeting Website on the day of the Annual Meeting.
To enable an orderly and efficient meeting, we are encouraging stockholders to submit questions in advance of the Annual Meeting at www.proxyvote.com using the same 16-digit control number. Stockholders as of our record date who participate in our Annual Meeting at www.virtualshareholdermeeting.com/SMPL2021 will also have an opportunity to submit written questions live via the internet during a designated portion of the Annual Meeting. In order to do so, stockholders must have available their control number provided on their proxy card, voting instruction form or Notice. While management will be available to answer questions, management will not be making a formal presentation on the general state of our business at the Annual Meeting. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product issues, or suggestions for product innovations, are not pertinent to Annual Meeting matters and therefore will not be answered. Any questions pertinent to Annual Meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered on the Investor section of our corporate website, located at www.thesimplyfoodgoodscompany.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until one week after posting.
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting Website. If you experience technical difficulties during the check-in process or during the Annual Meeting, please call the technical support number posted on the Annual Meeting Website.
Information About this Proxy Statement
Why You Received this Proxy Statement.   You have received these proxy materials because our Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and is designed to assist you in voting your shares.
Availability of Proxy Statement and Annual Report.   Pursuant to SEC rules, we have elected to provide access to this proxy statement and our Annual Report for the fiscal year ended August 29, 2020 (the “Annual Report”) via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders entitled to notice of, and to vote at, the Annual Meeting and at any postponement or adjournment thereof. The Notice is first being mailed to stockholders beginning on or about December 10, 2020. Stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Information About Voting
Stockholders can vote at the Annual Meeting via the Annual Meeting Website or by proxy. There are three ways to vote by proxy:
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By Telephone — Stockholders who received a proxy card by mail and are located in the United States can vote by telephone by calling the phone number, and following the instructions, on the proxy card;

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By Internet — Before the Annual Meeting you can vote by going to www.proxyvote.com until 11:59 p.m. Eastern Time on January 20, 2021. During the Annual Meeting you can vote by going to www.virtualshareholdermeeting.com/SMPL2021; or

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By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting at www.proxyvote.com for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on January 20, 2021. We encourage you to submit your proxy as soon as possible (by telephone, Internet or by mail) even if you plan to attend the Annual Meeting.
If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting may also be offered to stockholders owning shares through certain banks and brokers. If your shares are held in a brokerage account — meaning they are not registered in your own name — and you plan to vote your shares at the Annual Meeting, you will only be able to vote at the Annual Meeting if you contact your broker or agent to obtain a legal proxy or broker’s proxy card with your 16-digit control number which is required to vote during the Annual Meeting.
Please note that if you hold your shares through a broker, your broker cannot vote your shares on Proposal 1, the election of directors and Proposal 3, the advisory vote to approve the compensation of our named executive officers, unless you have given your broker specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.
If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted, with respect to Proposal 1, “FOR” or “WITHHOLD” all, any or none of the nominees for director and with respect to Proposal 2 and Proposal 3, “FOR,” “AGAINST” or “ABSTAIN.” If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:
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“FOR” the election of each of the Class I nominees for director set forth in Proposal One;

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“FOR” Proposal Two, relating to the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for our fiscal year ending August 29, 2021 (“fiscal year 2021”);

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“FOR” Proposal Three, relating to the approval, on an advisory basis, of the compensation of our named executive officers; and

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For or against any other matter properly presented before the Annual Meeting, in the discretion of the proxies.

Each share of our common stock is entitled to one vote. As of the Record Date, there were 95,720,637 shares of our common stock outstanding. Votes may not be cumulated in the election of directors.
Revocation of Proxies
You may revoke or change your proxy before the Annual Meeting for any reason by (1) if you are a registered stockholder (or if you hold your shares in “street name” and have contacted your broker, bank, trustee or other nominee or custodian to obtain a legal proxy or broker’s proxy and your 16-digit control number), at the Annual Meeting via the Annual Meeting Website, (2) submitting a later-dated proxy, either by telephone or online (your last vote prior to 11:59 p.m. (ET) on January 20, 2020 will be counted), or (3) sending a written revocation that is received before the Annual Meeting to the Corporate Secretary of The Simply Good Foods Company, c/o The Simply Good Foods Company, 1225 17th Street, Suite 1000, Denver, Colorado 80202. Attendance at the Annual Meeting will not, by itself, revoke a duly executed proxy.
Quorum Requirement
A quorum is necessary to hold a valid meeting. The holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting, present in person, including by means of remote communication, or represented by proxy, shall constitute a quorum. Abstentions and broker “non-votes” are counted as present for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a bank or broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Banks and brokers will have discretionary voting power for the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2021 (Proposal 2), but not for voting on the election of the Class I director nominees (Proposal 1) or voting on the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3).
Required Votes for Action to be Taken
The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of the four Class I director nominees	A plurality of the votes cast (the four nominees receiving the highest number of “FOR” votes cast will be elected)	No effect	No effect
2. Ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2021	Majority of shares present in person, including by means of remote communication, or represented by proxy and entitled to vote	Same as a vote “Against”	Voted in the broker’s discretion
3. Advisory vote to approve the compensation of our named executive officers	Majority of shares present in person, including by means of remote communication, or represented by proxy and entitled to vote	Same as a vote “Against”	No effect
Brokers and custodians cannot vote uninstructed shares on your behalf for Proposal 1 or Proposal 3. For your vote to be counted, you must submit your voting instruction form to your broker or custodian or vote at the Annual Meeting via the Annual Meeting Website.
Other Business to be Considered
Our Board does not intend to present any business at the Annual Meeting other than the proposals described in this Proxy Statement and knows of no other matters that are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, your proxies will act on such matter in their discretion.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Overview
We are dedicated to creating long-term stockholder value. It is our policy to conduct our business with integrity and with an unrelenting passion for providing value to our customers and consumers. All of our corporate governance materials, including our code of ethics, our corporate governance guidelines, and the charters adopted by the Audit, Compensation and Nominating and Corporate Governance Committees, are published under the “Corporate Governance” section within the “Investors” portion of our website at www.thesimplyfoodgoodscompany.com. Information on our website does not constitute part of this proxy statement. Our Board regularly reviews these materials, Delaware law, Nasdaq listing standards and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modifies our corporate governance materials as warranted.
We were formed on March 30, 2017 to consummate a business combination between Conyers Park Acquisition Corp. (“Conyers Park”) and NCP-ATK Holdings, Inc. (“Atkins”), which occurred on July 7, 2017 (the “Business Combination”). As a result of the Business Combination, Simply Good Foods owns all of the equity interests of Atkins. Certain aspects of our corporate governance, described in more detail below, were established as part of the Business Combination.
Board of Directors
After engaging with stockholders early in fiscal year 2019, the Board determined it was in the best interests of stockholders to execute an orderly wind down of its classified Board structure. At the 2020 annual meeting of stockholders, our stockholders approved a proposal for de-classification of the Board by the 2023 annual meeting of stockholders. As part of that approval, we amended and restated our certificate of incorporation (our “Certificate”), and all directors elected at and after the Annual Meeting, including the nominees listed below who are standing for re-election or election to the Board, will be elected for one-year terms. As part of the de-classification process, the Class III Directors elected at the 2020 annual meeting of stockholders, and any directors who may be elected by the Board to replace any of those directors, will continue to serve for the respective three-year terms until the 2023 annual meeting of stockholders.
Except as otherwise provided by law and subject to the terms of the investor rights agreement (the “Investor Rights Agreement”) entered into between the Company and Conyers Park Sponsor, LLC (“Conyers Park Sponsor”), and any other rights of any class or series of preferred stock that may be issued in the future, vacancies on our Board (including a vacancy created by an increase in the size of the Board) may be filled only by the remaining directors. See “Certain Relationships and Related Person Transactions — Investor Rights Agreement” below for additional information on certain director nomination rights.
Our directors are currently divided among the three classes as follows:
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the Class I directors are Joseph E. Scalzo, Robert G. Montgomery, Arvin H. Kash and James D. White, with terms expiring at the annual meeting of stockholders to be held in 2021;

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the Class II directors are Clayton C. Daley, Jr., James E. Healey, Nomi P. Ghez and David W. Ritterbush, with terms expiring at the annual meeting of stockholders to be held in 2022; and

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the Class III directors are James M. Kilts, David J. West, Michelle P. Goolsby and Brian K. Ratzan, with terms expiring at the Annual Meeting.

Our Corporate Governance Guidelines provide that a director shall not be eligible to stand for reelection if that director reaches or will reach their 78th birthday prior to the next director election for the class in which the director serves. A director, however, may serve out the current term following the 78th birthday. As a result, Mr. Arvin H. Kash, who is a Class I director will not be standing for re-election at the Annual Meeting, and as described below under “Proposal One: Election of Directors,” the Board upon recommendation of the Nominating and Corporate Governance Committee has nominated Mr. Joseph J. Schena as a Class I director nominee to fill the vacancy created by Mr. Kash not standing for re-election.
Director Independence
Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of our Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board conducts an annual assessment of the independence of each member of our Board, taking into consideration all relationships between the Company and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board may determine from time to time.
Our Board has determined that Mss. Ghez and Goolsby and Messrs. Kilts, West, Daley, Healey, Kash, Montgomery, White and Ratzan are “independent directors” and Mr. Schena will also be an “independent director,” if elected, as defined in the Nasdaq listing standards and applicable SEC rules. In making its independence determinations, the Board considered whether any of the directors was or is a party to certain types of relationships and transactions. See “— Review of Related Person Transactions” below. Joseph E. Scalzo and David W. Ritterbush were each determined not to be an independent director because Mr. Scalzo currently serves as our President and Chief Executive Officer and Mr. Ritterbush formerly served as President of our Quest Nutrition, LLC subsidiary.
Board Leadership Structure
Our Board does not have a formal policy requiring the separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in our best interests to make that determination based on circumstances from time to time. Currently, our Chairman of the Board is not an officer of the Company. The Chairman of the Board chairs the meetings of our Board and meetings of our stockholders, with input from the Vice Chairman and the Chief Executive Officer. The Vice Chairman works with the

Chief Executive Officer to develop and gain approval from the Board of our growth strategy and works with the Chief Executive Officer and the Chief Financial Officer in coordinating our activities with key external stakeholders and parties. These activities include corporate governance matters, investor relations, financing and mergers and acquisitions.
Our Board believes that our current leadership structure and the composition of our Board protect stockholder interests and provide adequate independent risk management and other oversight of our business, while also providing outstanding leadership and direction for our Board and management. More than a majority of our current directors are “independent” under Nasdaq standards, as more fully described above.
The independent directors of the full Board, and each Board committee (of which all are comprised of independent directors), meet in executive sessions, without management present, during each regularly scheduled Board or committee meeting and are very active in the oversight of the Company. Each independent director has the ability to add items to the agenda for Board meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our Board and each Board committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.
Annual Evaluations of the Board and Board Committees; New Board Member Orientation
Each year, through the Nominating and Corporate Governance Committee, the Board and each Board committee conducts self-evaluations to assess their respective performances and consider potential areas of improvement. The assessments focus on the effectiveness of the Board and each Board committee, assessed against their respective responsibilities as set forth in the Board’s Governance Guidelines and each committee charter. Directors consider matters such as fulfillment of the Board’s and their individual primary responsibilities, effectiveness of discussion and debate at meetings, the quality and timeliness of Board and Board committee materials and presentations, the composition of the Board and each Board committee (including experience, skills and independence of members), and effectiveness of the Board’s and each Board committee’s processes. Responses are reviewed and shared with the Chairman of the Board and the chairs of the respective Board committees, and appropriate responsive actions considered as necessary.
We conduct an orientation program for new directors as soon as practical following their joining the Board. This orientation includes presentations and written information to familiarize new directors with our corporate governance, strategic plans, financial reporting, principal officers, auditing processes, risk assessment and such other topics as the Board and/or the Chief Executive Officer feel are appropriate.
Review of Related Person Transactions
Our Audit Committee must review and approve any related person transaction into which we enter. The Audit Committee’s charter and our Related Party Transactions Policy detail the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of us and our stockholders.
A summary of these policies and procedures follows. Any potential related party transaction that is brought to the Audit Committee’s attention will be analyzed by the Audit Committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings or in the interim as necessary, the Audit Committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.
In determining whether to approve a related party transaction, the Audit Committee must consider to the extent relevant, among others, the following factors:
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whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

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whether there are business reasons for us to enter into the transaction;

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whether the transaction would impair the independence of an outside director;

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whether the transaction would present an improper conflict of interest for any director or executive officer; and

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any pre-existing contractual obligations.

Any member of the Audit Committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the Chairman of the Audit Committee, participate in some or all of the Audit Committee’s discussions of the transaction. Upon completion of its review of the transaction, the Audit Committee may determine to permit or to prohibit the transaction.
Role of the Board in Risk Oversight
Members of the Board have an active role, as a whole and also at the Board committee level, in overseeing management of the Company’s risk. While the Board is ultimately responsible for overall risk oversight at our Company, our three Board committees assist the full Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee has primary responsibility for reviewing and discussing the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled, and for monitoring the Company’s major financial risk exposures and the steps the Company has taken to monitor and control such exposures. In connection with its risk assessment and management responsibilities, the Audit Committee oversees risks related to food safety, cybersecurity and other risks relevant to our computerized information system controls and security. The Audit Committee also is charged with overseeing risks with respect to our Related Party Transactions Policy as noted above, and with any potential conflicts of interest with directors and director nominees. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse effect on the Company. The Nominating and Corporate Governance Committee is charged with overseeing the process of conducting management succession planning and management development and evaluating environmental, social and governance (“ESG”) matters that are relevant and material to us. Each Committee reports its findings to the full Board for consideration.
Communications with the Board
If stockholders or other interested parties wish to contact any member of our Board, they may write to the Board or to an individual director in care of the Corporate Secretary at The Simply Good Foods Company, 1225 17th Street, Suite 1000, Denver, Colorado 80202; or through our third-party ethics and compliance reporting website at SimplyGoodFoods.Ethicspoint.com. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as business solicitations or advertisements, junk mail, mass mailings and spam, new product suggestions, product complaints or inquiries, resumes and other forms of job inquiries, or surveys. In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.
Process for Recommending or Nominating Potential Director Candidates
Subject to certain investor rights under the Investor Rights Agreement, the Nominating and Corporate Governance Committee, with the input of the Chief Executive Officer, is responsible for recommending nominees for Board membership to fill vacancies or newly created positions, and for recommending the persons to be nominated for election at the Annual Meeting. In connection with the selection and nomination process, the Nominating and Corporate Governance Committee reviews the desired experience, skills, diversity and other qualities to ensure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. In connection with the process of ¾Gnominating incumbent directors for re-election to the Board, the Nominating and Corporate Governance Committee also considers the director’s tenure on and unique contributions to the Board.

The Nominating and Corporate Governance Committee may retain, as appropriate, search firms to assist in identifying qualified director candidates. The Nominating and Corporate Governance Committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. The Nominating and Corporate Governance Committee will request that any search firm that the Nominating and Corporate Governance Committee engages include candidates with diversity of gender, race, ethnicity and culture in its list of potential director candidates.
The Nominating and Corporate Governance Committee continually reviews Board composition and potential additions while striving to maintain and grow a diverse and broad skill set that complements the business. The Nominating and Corporate Governance Committee has adopted nominating criteria guidelines that include understanding operations, marketing, finance or other aspects relevant to the success of a publicly traded company in today’s business environment, with broad experience in relevant disciplines. The Nominating and Corporate Governance Committee may consider certain factors related specifically to our business, including, but not limited to:
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knowledge of consumer-packaged goods/food products industries, particularly in branded food, nutrition and snacking, but principally in industries oriented to consumer products;

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accounting or related financial management expertise;

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experience executing growth and merger and acquisition strategies, to support the strategic plan for the Company;

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international exposure and diversity of cultural background and experience with global markets, because the Company operates in a number of countries;

•
leadership experience at an executive level with understanding of the development and implementation of strategies; and

•
high-level marketing and social media experience.

The Nominating and Corporate Governance Committee has not assigned specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In the evaluation of potential new candidates, the Nominating and Corporate Governance Committee considers each candidate’s qualifications in light of the then-current mix of Board attributes, including diversity. Continuing directors are evaluated by the Nominating and Corporate Governance Committee in the same way, including the continuing director’s past contributions to the Board in such evaluation.
Although the Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, to help ensure that the Board remains aware of and responsive to the needs and interests of our customers, stockholders, employees and other stakeholders, the Board believes it is important to identify qualified director candidates who would increase the gender, racial, ethnic and/or cultural diversity of the Board. Similarly, we believe a Board made up of highly qualified individuals from diverse backgrounds is important to the success of the business, in addition to promoting better corporate governance and performance and effective decision-making. Accordingly, when evaluating the current directors and considering the nomination of new directors, the Nominating and Corporate Governance Committee makes an effort to ensure the composition of the Board reflects a broad diversity of experience, profession, expertise, skill, and background, including gender, racial, ethnic, and/or cultural diversity. Consistent with the Board’s goal of enhancing the Board’s diversity of experience, skills, and background, the Board appointed Ms. Goolsby and Mr. White to the Board in 2019 and the Board believes these directors have provided valuable experience and insight, along with additional diversity to the Board. The Board and the Nominating and Corporate Governance Committee are committed to ensuring the Board functions effectively and with appropriate diversity and expertise, including women and minorities. Accordingly, as of the date of this proxy statement, and assuming Mr. Schena is elected to the Board, 25% of our directors were women or minorities. Nominees are not discriminated against on the basis of race, religion, national origin, disability or sexual orientation. The Board and the Nominating and Corporate Governance Committee are committed to continue to seek female and minority candidates to join the Board.

Although the Board does not have a formal policy regarding director candidates recommended by stockholders, stockholders may recommend individuals to the Board for nomination and also have the right under our Bylaws to nominate directors, which is why the Board believes it is appropriate not to have such a policy. Stockholders may recommend individuals to the Board for consideration as potential director candidates by submitting candidates’ names, appropriate biographical information (including age, business address and residence address, principal occupation or employment and relevant experience), the class or series and number of shares of capital stock of the Company which are directly or indirectly owned beneficially or of record by the candidate, the date such shares were acquired and the investment intent of such acquisition and any other information relating to the candidate that would be required to be disclosed in a proxy statement or other similar filing to our principal executive offices at:
Corporate Secretary
c/o The Simply Good Foods Company
1225 17th Street, Suite 1000
Denver, Colorado 80202
Assuming the appropriate information has been provided, the Board will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election to the Board, then his or her name will be included in the proxy statement for the next annual meeting of stockholders.
In order for stockholders to nominate director candidates under our Bylaws, our Bylaws require that we be given advance written notice of stockholder nominations for election to the Board. Such nomination must contain the information required by our Bylaws with respect to the nominee and the stockholder. To be timely, a stockholder’s notice must be delivered to our Corporate Secretary, in the case of an annual meeting, not earlier than the 120th day and no later than the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting.
After engaging with stockholders early in fiscal year 2019, the Board determined it was in the best interests of stockholders to amend our Certificate to eliminate the supermajority voting requirements contained in the Certificate. Our stockholders approved this amendment at the 2020 annual meeting of stockholders.
Succession Planning and Management Development
The Board supports the development of the Company’s executive talent, especially the Chief Executive Officer and the senior leaders of the Company, because continuity of strong leadership at all levels of the Company is part of the Board’s mandate for delivering strong performance to stockholders. To further this goal, the executive talent development and succession planning process is overseen by the Nominating and Corporate Governance Committee pursuant to its charter. The Nominating and Corporate Governance Committee is charged with developing and recommending to the Board the approval of an executive officer succession plan. The Nominating and Corporate Governance Committee is also responsible for implementing the succession plan by developing and evaluating potential candidates for executive positions, and periodically reviewing the succession plan.
The Compensation Committee also indirectly supports the succession planning process through its annual approval of compensation targets and achievement of goals for incentive compensation payments.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee during fiscal year 2020: (i) was, at any time during fiscal year 2020, an officer or employee of Simply Good Foods, (ii) was formerly an officer of Simply Good Foods, other than Mr. West and Mr. Ratzan (Mr. West served as the Chief Executive Officer of Conyers Park and Mr. Ratzan served as the Chief Financial Officer of Conyers Park from its formation in April 2016 until the consummation of the Business Combination in July 2017), or (iii) had any relationship requiring disclosure by Simply Good Foods under Item 404 of Regulation S-K. No executive officer of Simply Good Foods during fiscal year 2020 served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, or as a director of another entity, where one of the other entity’s executive officers served on the Compensation Committee of Simply Good Foods or as a director of Simply Good Foods.
Anti-Hedging and Pledging Policy
Our Insider Trading Policy prohibits our officers, directors and all other employees from (i) pledging any of our securities as collateral for a loan, (ii) holding our securities in a margin account, (iii) engaging in short sales, (iv) buying or selling put or call positions or other derivative positions in our securities, and (v) entering into hedging or monetization transactions or similar arrangements with respect to our securities.
Code of Ethics
We maintain a Code of Ethics that applies to all of our directors, executive officers and employees. Our Code of Ethics is posted on our corporate website at www.thesimplygoodfoodscompany.com and can be accessed by clicking on the “Investors” link followed by the “Corporate Governance” link. Any amendments to or waivers of our Code of Ethics relating to our directors or executive officers that is required to be disclosed also will be posted on our website. We have designated our Chief Legal Officer as the compliance officer who oversees our ethics and compliance program and provides regular reports to each of the Audit Committee and the Nominating and Corporate Governance Committee on the program’s effectiveness and the status of any reports or complaints made under the Code of Ethics reporting procedures.
Director and Executive Officer Stock Ownership Guidelines
For information on our stock ownership guidelines which apply to our non-employee directors and our executive officers and senior team members, please see “Compensation Discussion and Analysis — Corporate Governance Policies — Stock Ownership Guidelines,” below.
Recoupment (“Clawback”) Policy
In July 2019, the Board adopted a clawback policy that applies to certain incentive compensation for our executive officers and other employees paid or awarded after July 2019. The clawback policy provides that in the event of a restatement of the Company’s financial statements as a direct result of material noncompliance with any financial reporting requirements and the Board determines, in its sole discretion, that an executive officer subject to the policy committed an act or omission that gave rise to the circumstances requiring the accounting restatement and which constituted negligence, misconduct, wrongdoing or a violation of any of the Company’s rules or of any applicable legal or regulatory requirements on the part of that executive officer in the course of their employment by, or otherwise in connection with, the Company, then the Board will determine whether the Company should seek to recover any excess incentive compensation received by the employee during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
In addition to the provisions described above, should the Board determine, in its sole discretion, that one of our executive officers or other employee subject to the policy committed an act or omission during the course of his or her employment with the Company that gives rise to a material adverse effect on the financial condition or reputation of the Company, and such act or omission constituted (i) willful, knowing or intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements, or (ii) fraud or other illegal conduct, then the Board will determine whether the Company should seek to recover from that employee up to 100% (as determined by the Board in its sole discretion as appropriate based on the conduct involved) of the incentive compensation received by such employee from the Company during the three completed fiscal years immediately preceding the date of the Board becomes aware of such material adverse effect, and not just the excess of what would have been paid to the employee under an accounting restatement as described above.
For purposes of the policy, incentive compensation means any compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting or stock price measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, including annual bonuses and other short- and long-term cash incentives and equity based awards.

DIRECTOR COMPENSATION
Director Compensation
The objectives of our director compensation program are to offer compensation that is competitive with the compensation paid by peer companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. The Compensation Committee regularly reviews the compensation paid to non-employee directors and recommends changes to the Board, as appropriate.
The Board did not make any changes to the compensation of our directors from fiscal year 2018 to the fiscal year ended August 29, 2020 (“fiscal year 2020”). In fiscal year 2018, Mercer (US) Inc. (“Mercer”), the Compensation Committee’s independent compensation consultant, conducted a review of our non-employee director compensation program. The review assessed the competitiveness of our non-employee director compensation relative to a composite of peer companies, which were the same companies as those used by the Compensation Committee to inform its deliberations and determinations for executive compensation (see “Peer Companies” in the “Compensation Discussion and Analysis” section below). After reviewing the assessment and consultation with Mercer, the Board approved a director compensation program in line with competitive non-employee director compensation levels of peer companies. Our director compensation program consists of the following:
Annual Board Service	Cash Retainer	$60,000
	Restricted Stock Units(1)	$90,000
Board and Committee Chair Cash Retainer	Chair and Vice Chair of the Board	$25,000
	Audit Committee	$10,000
	Compensation Committee	$7,500
	Nominating & Corporate Governance Committee	$5,000

(1)
The restricted stock units (“RSUs”) vest one year from the grant date, subject to such director’s continued service as of the vesting date. Each RSU entitles the director to one share of our common stock and will be payable and settled at the time of vesting.

The table below sets forth information concerning the compensation of our non-employee directors who served in fiscal year 2020. In addition to the amounts shown below, we also reimburse directors for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings. Neither Mr. Joseph Scalzo nor Mr. David Ritterbush, receive separate compensation for their service as director.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
James M. Kilts	85,000	89,999	174,999
David J. West	85,000	89,999	174,999
Clayton C. Daley, Jr	67,500	89,999	157,499
Nomi P. Ghez	65,000	89,999	154,999
Michelle P. Goolsby	60,000	89,999	149,999
James E. Healey	70,000	89,999	159,999
Arvin H. Kash	60,000	89,999	149,999
Robert G. Montgomery	60,000	89,999	149,999
Brian K. Ratzan	60,000	89,999	149,999
James D. White	60,000	89,999	149,999

(1)
The amounts included under the “Stock Awards” column reflect the aggregate grant date fair value of the RSU awards granted to each director, computed in accordance with Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding the effect of any estimated forfeitures. Information about the assumptions used to calculate the grant date fair value of these awards can be found in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 29, 2020.

Outstanding Equity Awards at Fiscal-Year End
The following table presents the number of outstanding RSUs held by each director as of August 29, 2020. None of the directors hold stock options.
Director	Number of Shares Subject to Outstanding RSUs as of August 29, 2020(1)
James M. Kilts	3,011
David J. West	3,011
Clayton C. Daley, Jr	3,011
Nomi P. Ghez	3,011
Michelle P. Goolsby	3,011
James E. Healey	3,011
Arvin H. Kash	3,011
Robert G. Montgomery	3,011
Brian K. Ratzan	3,011
James D. White	3,011

(1)
The RSUs vested in full on September 6, 2020.

MEETINGS AND COMMITTEES OF THE BOARD
Our Board has established certain standing committees to assist in the performance of its various functions. All Board committee members are appointed by our Board upon recommendation of the Nominating and Corporate Governance Committee, subject to the Investor Rights Agreement.
Our Board has affirmatively determined, upon recommendation of the Nominating and Corporate Governance Committee, that all of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent as defined under the Nasdaq listing standards. The Board also has determined that all members of the Audit Committee meet the independence requirements contemplated by the Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in determining the independence of all members of our Compensation Committee, the Board took into account the additional independence considerations required by the Nasdaq listing rules and Rule 10C-1 of the Exchange Act relating to Compensation Committee service.
Our Board typically meets on a quarterly basis and holds special meetings as necessary. In fiscal year 2020, our Board met seven times. Directors are required to regularly attend Board meetings and meetings of the committees on which they serve, unless unforeseen circumstances prevent them from doing so. In fiscal year 2020, all directors attended at least 75% of the total number of meetings of the Board (held during the period for which he or she has been a director) and the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). While we do not have a formal policy requiring our directors to attend stockholder meetings, our directors are invited and encouraged to attend all meetings of stockholders. All of our directors at the time attended the 2020 Annual Meeting of Stockholders.
The chart below lists the standing committees of our Board and indicates who currently serves on those committees. Mr. Kash will not be standing for re-election but remains a member of the Nominating and Corporate Governance Committee until the Annual Meeting.
The responsibilities of each of our standing Board committees are summarized below. Each of the Board committees operates under a written charter; has authority to retain independent legal, accounting or other advisors, at our expense; makes regular reports to the Board; and reviews its own performance annually.
Audit Committee.   The Audit Committee is responsible for, among other matters: (1) performing the Board’s oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices, legal and regulatory compliance and the audit of the Company’s financial statements; (2) maintaining a line of communication between the Board and the Company’s financial management; and (3) preparing the report to be included in the Company’s annual proxy statement. The Audit Committee also evaluates, at least annually, the qualifications, performance and independence of our independent auditors, including an evaluation of the lead audit partner. The Board has determined that each member of the Audit Committee qualifies as an independent director according to Nasdaq rules and the rules and regulations of the SEC with respect to audit committee membership, and that Mr. Healey qualifies as an “audit committee financial expert,” as such term is defined in Item 401(d)(5)(ii) of Regulation S-K. The Audit Committee met seven times in fiscal year 2020.
Compensation Committee.   The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans. The Compensation Committee has delegated a sub-committee of Messrs. Daley and Montgomery (the “Compensation Sub-Committee”) the authority to grant equity awards to executive officers. The Compensation Committee reviews and considers our Chief Executive Officer’s recommendations with respect to compensation decisions for our named executive officers other than himself. The Compensation Committee believes it is valuable to consider the recommendations of our Chief Executive Officer with respect to these matters because, given his knowledge of our operations, industry and the day-to-day responsibilities of our executive officers, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers in light of our business at a given point in time. The Board (without the participation of our Chief Executive Officer) and Compensation Committee makes all compensation decisions with regard to our Chief Executive Officer. The Board has determined that each member of the Compensation Committee qualifies as an independent director according to Nasdaq rules and the rules and regulations of the SEC with respect to compensation committee membership. The Compensation Committee met eleven times in fiscal year 2020.
Nominating and Corporate Governance Committee.   Our Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board; (2) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us. In addition, our Nominating and Corporate Governance Committee is responsible for environmental, social and governance (“ESG”) matters such as climate change, energy and natural resources conservation, supply chain sustainability and other ESG issues that are relevant and material to us. The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as an independent director according to Nasdaq rules. The Nominating and Corporate Governance Committee met four times in fiscal year 2020.
The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading “Board of Directors and Governance — Process for Recommending or Nominating Potential Director Candidates.”

PROPOSAL ONE: ELECTION OF DIRECTORS
Class I Directors Standing for Re-Election or Being Nominated for Election
At the Annual Meeting, stockholders will vote for the four Class I nominees listed below to serve until the 2022 Annual Meeting of Stockholders and the election and qualification of their successor, or until such director’s earlier death, disqualification, resignation or removal.
After engaging with stockholders early in fiscal year 2019, the Board determined it was in the best interests of stockholders to execute an orderly wind down of its classified board structure. At the 2020 annual meeting of stockholders, our stockholders approved a proposal for de-classification of the Board by the 2023 annual meeting of stockholders. As part of that approval, we amended and restated our Certificate, and all directors elected at and after the Annual Meeting, including the nominees listed below, will be elected for one-year terms. The Class III Directors elected at the 2020 annual meeting of stockholders, and any directors who may be elected by the Board to replace any of those directors, however, will continue to serve for the respective three-year terms until the 2023 annual meeting of stockholders.
Proxies cannot be voted for a greater number of persons than the nominees named below. Each of the nominees listed below (other than Mr. Schena) is currently a member of our Board, has been recommended by our Nominating and Corporate Governance Committee, subject to the Investor Rights Agreement, and nominated by our Board, and has agreed to stand for re-election or election, as applicable. There are no family relationships among our directors, or between our directors and executive officers. A plurality of votes cast is necessary for the election of a director. There is no cumulative voting in the election of directors. Ages are as of the date of the Annual Meeting.
Robert G. Montgomery	Director since 2017
Robert G. Montgomery, age 67, has over 40 years of experience in the consumer package goods industry, including sales, marketing, research and development positions on both an operational and executive level. Mr. Montgomery served as a director of Conyers Park from July 2016 to July 2017. From 2003 until 2010, Mr. Montgomery was successively a Senior Vice President, Sales, a Senior Vice President, Sales, Marketing & R&D and an Executive Vice President at Birds Eye Foods, Inc., a privately held frozen foods company. From 1998 to 2003, Mr. Montgomery served as Vice President of Sales in different divisions of HJ Heinz Company, a global food producer. Prior to this, from 1982 to 1998, Mr. Montgomery worked at McCain Food, Inc., as Vice President of Sales-Retail. Mr. Montgomery has held positions at Family Brands, Inc. as Vice President of Sales, ConAgra Frozen Food Company as Area Vice President, Sara Lee Corporation as National Sales Planning Manager and Division Sales Manager and Del Monte Corporation as Senior Account Representative. In 2010, Mr. Montgomery founded and since has been a principal of Montgomery Consulting Solutions, a consulting firm specializing in sales, marketing and business strategies in the consumer packaged goods industry. In 2010, Mr. Montgomery co-founded and until January 2020 was a principal of Jurs Montgomery Brokerage, LLC, a firm specializing in life insurance, long term care, disability and annuities. In 2016, Mr. Montgomery joined the board of directors of Wyman’s of Maine, a producer of frozen fruit. Since 2010 Mr. Montgomery has served as the Chair of the Board of Hope Hall School, Gates, New York, a nonprofit school catering to children with learning disabilities. This is a volunteer position with no compensation. Mr. Montgomery holds a bachelor’s degree in management from Seton Hall University. We believe that Mr. Montgomery’s consumer and food industry background, coupled with broad operational experience, make him well qualified to serve as a director.
Joseph E. Scalzo	Director since 2017
Joseph E. Scalzo, age 62, has served as a director and President and Chief Executive Officer of the Company since July 2017 and in the same role for Atkins, and as a member of Atkins’ board of directors since February 2013. Before joining Simply Good Foods, Mr. Scalzo served as a director of Earthbound Farm from 2010 to October 2013. From November 2005 to February 2011, Mr. Scalzo served as a senior executive in various roles at Dean Foods, including as President and Chief Operating Officer, as well as President and Chief Executive Officer of WhiteWave Foods, Inc. Mr. Scalzo is credited at Dean for leading the transformation of its WhiteWave Foods Company, which began as three separate businesses, into a winning consumer foods company. Prior to that, Mr. Scalzo held various executive roles at The Gillette Company, where he spearheaded the successful three-year turnaround of the company’s one billion dollar global personal care business and The Coca Cola Company. Mr. Scalzo also served as a director of HNI Corp. from 2003 to November 2009 and Focus Brands from March 2014 to October 2020. Mr. Scalzo began his career at Procter & Gamble in 1985 and received a Bachelor of Science in Chemical Engineering from the University of Notre Dame. We believe that Mr. Scalzo’s consumer and food industry background make him well qualified to serve as a director.
Joseph J. Schena	Director Nominee
Joseph J. Schena, age 62, is a consumer products industry executive with 40 years of experience in the areas of financial operations and accounting, strategy and business planning, investor relations and mergers & acquisitions. Mr. Schena had served as the Chief of Staff at Cohen Enterprises, a private holding company, focused on C&S Wholesale Grocers, Inc. and Warehouse Technologies from November 2015 until April 2019. Mr. Schena also served as a director of Warehouse Technologies until January 2020. Previously, Mr. Schena served as Chief Financial Officer and Executive Vice President at C&S Wholesale Grocers, Inc. Prior to joining Cohen Enterprises, Mr. Schena served as the Chief Executive Officer and President at Bacardi International Limited and as the Chief Financial Officer of Bacardi Limited. Mr. Schena was an Operating Partner at Centerview Capital Consumer from 2007 to 2012 focused on financial operations of portfolio companies. Mr. Schena was involved in the $5.5 billion privatization of Del Monte Foods and the acquisition of Richelieu Foods. Mr. Schena served as the Vice President of Global Financial Operations, Chief Accounting Officer and Controller at The Gillette Company and transitioned to the Chief Financial Officer of the Gillette business unit of Procter & Gamble (“P&G”) after P&G acquired Gillette in October 2005 where Mr. Schena was responsible for Gillette’s business results as well as integrating Gillette’s and P&G’s financial operations. Prior to Gillette, Mr. Schena served in various senior financial and strategy positions at Kraft/Nabisco from 1980 to 2000. Mr. Schena was previously a director of Conyers Park II Acquisition Corp. and Welsh Foods Inc. Mr. Schena received both an MBA in Finance and a BBA in Accounting from Iona College. We believe that Mr. Schena’s deep consumer industry background, coupled with broad financial, accounting and transactional experience, make him well qualified to serve as a director.
James D. White	Director since 2019
James D. White, age 60, served for eight years, from 2008 to 2016, as the Chairman, President and CEO of Jamba Inc., where he successfully led the company turnaround and the transformation of Jamba Juice from a made-to-order smoothie shop to a healthy active lifestyle brand with over 850 retail locations globally. Mr. White served as Board Chair of Jamba, Inc. from December 2010 until January 2016. Prior to Jamba, Inc. Mr. White served as Senior Vice President of Consumer Brands at Safeway, Inc. from 2005 to 2008. Prior to Safeway, Mr. White served as Senior Vice President of Business Development, North America at the Gillette Company from 2002 to 2005. He also served in executive positions at Nestle Purina from 1987 to 2005, including Vice President, Customer Interface Group from 1999 to 2002. Mr. White began his career at the Coca-Cola Company. He was a Director of Daymon Worldwide, Inc. from February 2010 until March 2017 and was appointed as Board Chair in 2016. He served on the Board of Panera Bread from January 2016 until July 2017 and is currently serving on the Board of Panera LLC/JAB since December 2017. Mr. White also served on the Board of CallidusCloud from 2016 to 2018, and on the Board of Hillshire Brands Company and Keane Inc. Mr. White received a Bachelor of Science degree, with a major in marketing, from The University of Missouri and an MBA from Fontbonne University. He is also a graduate of the Cornell University Food Executive Program and was a Stanford University Distinguished Careers Institute Fellow in 2018. We believe that Mr. White’s deep consumer industry background, coupled with broad operational and leadership experience, make him well qualified to serve as a director.
The Board recommends that you vote FOR the election of each of the Class I director nominees.

Directors Continuing in Office
In addition to the directors nominated for election at the Annual Meeting, the following people currently serve on our Board:
Class II Directors to serve until the 2022 Annual Meeting of Stockholders:
Clayton C. Daley, Jr.	Director since 2017
Clayton C. Daley, Jr., age 69, spent his entire professional career with The Procter & Gamble Company (NYSE:PG), a global consumer packaged goods company, joining the company in 1974. There, Mr. Daley held a number of key accounting and finance positions including Chief Financial Officer and Vice Chairman of Procter & Gamble; Comptroller, U.S. Operations of Procter & Gamble USA; Vice President and Comptroller of Procter & Gamble International; and Vice President and Treasurer of Procter & Gamble. Mr. Daley retired from Procter & Gamble in 2009. Mr. Daley also served as Senior Advisor to TPG Capital until October 2012. Mr. Daley has been a director of SunEdison, Inc. (OTC:SUNEQ), a solar power company, since 2014 and served as a director and was Chair of the Audit Committee and a member of the Compensation and Option Committee of Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT), a hotel and leisure company, from 2008 to 2016. Mr. Daley was a director of Conyers Park from July 2016 to July 2017. He holds a bachelor’s degree in economics from Davidson College and an MBA from Ohio State University. Simply Good Foods believes that Mr. Daley’s consumer and food industry background, coupled with broad operational experience, make him well qualified to serve as a director.
Nomi P. Ghez	Director since 2017
Nomi P. Ghez, age 74, has over 30 years of experience working with consumer companies. Ms. Ghez was affiliated with Goldman Sachs from 1982 to 2003, most recently acting as a senior banker within the consumer sector of Goldman Sachs’ Mergers and Strategic Advisory Division, as well as a Partner and Managing Director. From 1982 to 2000, Ms. Ghez was Goldman Sachs’ food analyst in Investment Research, covering major U.S. and global food and consumer companies. Since 2003, Ms. Ghez has been a co-founding partner of Circle Financial Group, LLC, an integrated private wealth management group of ten professional women. In 2004, Ms. Ghez was a Portfolio Manager, Consumer Sector for Perry Capital LLC, a hedge fund. Ms. Ghez served on the Board of Directors of Lipman Family Farms, a private fresh tomato company, from 2008 until 2019 and on its Governance and Audit Committee from 2013 until 2019, and was a director of Maidenform Brands, Inc. (NYSE:MFB) from 2011 until its sale to HanesBrands (NYSE:HBI) in 2013, serving on its Audit Committee from 2012 to 2013. Ms. Ghez was a director of Conyers Park from July 2016 to July 2017. Ms. Ghez received a B.A. and M.A. from Tel Aviv University and a Ph.D. from New York University. Simply Good Foods believes that Ms. Ghez’s consumer analyst background, coupled with extensive financial and investment experience, make her well qualified to serve as a director.
James E. Healey	Director since 2017
James E. Healey, age 79, has over 40 years of experience in the consumer products industry as a member of senior management, as well as in public accounting. From 1997 to 2000, Mr. Healey was Executive Vice President and Chief Financial Officer of Nabisco Holdings Corp (NYSE:NA) and Senior Vice President and Chief Financial Officer of Nabisco Group Holdings (NYSE:NGH) until their respective sales to Kraft Foods, Inc. and R.J. Reynolds Tobacco, Inc. Prior to this, from 1973 to 1997, Mr. Healey held increasingly senior positions with Best Foods, Inc., now part of Unilever, culminating in his service as Comptroller and Chief Accounting Officer from 1987 to 1994 and as Vice President-Treasurer from 1994 to 1997. Mr. Healey began his career in 1968 as an audit manager in public company practice for KPMG. Mr. Healey also provided consulting services to both public and non-public companies from 2001 to 2017 in the areas of investor relations, cost reduction programs and outsourcing of internal audit functions, among others. From 2005 to 2011, Mr. Healey served as a director, as well as on the Audit Committee and Human Resources Committee, of Sappi Ltd, a then-US-listed paper and pulp producer headquartered in South Africa. From 1990 to 2006, Mr. Healey served on the Board of Directors as Chairman of the Compensation Committee and a member of the Executive and Audit Committees of Interchange Financial

Services Corp., until its sale to TD Banknorth in 2006. From 1991 to 1994, Mr. Healey served on the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, responsible to the Financial Accounting Standards Board for the creation of accounting standards. Mr. Healey was a director of Conyers Park from July 2016 to July 2017. Mr. Healey also serves on the Board of Trustees of several charitable organizations. Mr. Healey holds a bachelor’s degree in public accounting from Pace University. Simply Good Foods believes that Mr. Healey’s consumer industry background, coupled with broad operational experience and public accounting experience, make him well qualified to serve as a director.
David W. Ritterbush	Director since November 2019
David W. Ritterbush, age 54, is the CEO of Califia Farms, LLC, and was the President of our wholly owned subsidiary Quest Nutrition, LLC from November 2019 until October 2, 2020. Prior to our acquisition of Quest Nutrition in November 2019, Mr. Ritterbush was Chief Executive Officer of Quest Nutrition from March 2017, with oversight of the organization, including organizational structure, supply chain strategy, and product innovation. Prior to joining Quest Nutrition, Mr. Ritterbush served as Chief Executive Officer of Popchips (Sonora Mills, Inc.), a manufacturer of popped rice, corn, soy, and other grain-based snack food products, from August 2015 to February 2017. While at Popchips, Mr. Ritterbush’s responsibilities included organization leadership, restructuring, sales turnaround, refreshed branding and new product innovation, supply chain restructuring, co-manufacturing and global procurement. Previously, from April 2009 to March 2015, Mr. Ritterbush held leadership positions with Premier Nutrition Corporation, a manufacturer and retailer of beverage products, bars and shakes, including Chief Executive Officer, Post Active Nutrition from April 2014 to March 2015; Chief Executive Officer, Premier Nutrition from August 2010 to March 2014; and Chief Operating Officer from April 2009 to August 2010. While at Premier Nutrition, Mr. Ritterbush reorganized the organization, led a significant turnaround of the supply chain across facilities and co-manufacturers, restructured the sales organization, and actively participated in strategy formation and acquisitions. Prior to this, Mr. Ritterbush was Vice President/General Manager-West Business Unit, for Red Bull North America, from October 2007 to March 2009, with leadership for the West Business Unit including sales, marketing, supply chain, finance and accounting. Previously, Mr. Ritterbush was a sales and marketing executive with Dreyer’s Grand Ice Cream, Inc. for over 16 years, with various positions of increasing responsibility, including serving as Senior Vice President of Marketing-Packaged Products from October 2006 to October 2007, where he was responsible for product design, pricing, and consumer positioning. During this period, Mr. Ritterbush served as a member of Dreyer’s Operating Committee, Dreyer’s Graphics Development team, and a board member of the Starbuck’s Ice Cream partnership. Mr. Ritterbush received his undergraduate degree in Business Administration, Marketing from San Diego State University. Mr. Ritterbush serves as a Director of Stone Brewing and Farmer Brothers Coffee. We believe that Mr. Ritterbush’s consumer and food industry background make him well qualified to serve as a director.
Class III Directors to serve until the 2023 Annual Meeting of Stockholders
James M. Kilts, Chairman of the Board	Director since 2017
James M. Kilts, age 72, is a renowned leader in the consumer industry, with over 40 years of experience leading a range of companies and iconic brands. Mr. Kilts has served as our Chairman of the Board of Directors since July 2017. Mr. Kilts served as the Chairman of Conyers Park from its formation in April 2016 to July 2017. Mr. Kilts is the Founding Partner of Centerview Capital Consumer, founded in 2006. Previously, Mr. Kilts served as Chairman of the Board, Chief Executive Officer and President of Gillette from 2001 until it merged with The Procter & Gamble Company in 2005; at that time he became Vice Chairman of the Board of The Procter & Gamble Company. Before Mr. Kilts joined Gillette, the company’s sales had been flat for 4 years, and it had missed earnings estimates for 14 consecutive quarters. Mr. Kilts took steps to rebuild the management team, cut costs and reinvest the savings in innovation and marketing. During his tenure as Chief Executive Officer, Mr. Kilts oversaw the creation of approximately $30 billion in equity value for Gillette’s public shareholders. Gillette’s share price appreciated 110% during Mr. Kilts’ tenure, while the S&P 500 declined 3% over the same time period. Under Mr. Kilts’ leadership, Gillette rejoined the top ranks of consumer products companies as sales increased an average of 9% each year. The Harvard Business Review cited Mr. Kilts’ leadership as the driving force behind Gillette’s turnaround.

Prior to Gillette, Mr. Kilts served as President and Chief Executive Officer of Nabisco from 1998 until its acquisition by The Philip Morris Companies in 2000. Before joining Nabisco, Mr. Kilts was an Executive Vice President of The Philip Morris Companies from 1994 to 1997 and headed the Worldwide Food Group.
In that role, Mr. Kilts was responsible for integrating Kraft and General Foods and for shaping the group’s domestic and international strategy. Mr. Kilts had previously served as President of Kraft USA and Oscar Mayer. He also had been Senior Vice President of Strategy and Development, President of Kraft Limited in Canada, and Senior Vice President of Kraft International. Mr. Kilts began his career with General Foods Corporation in 1970. Owing to Mr. Kilts’ successes across the consumer industry, numerous companies seek his business expertise and advice. Mr. Kilts is currently a member of the Board of Directors of Viatris Inc. (since November 2020) and is a member of the Board of Directors and non-executive Chairman of Advantage Solutions Inc. (since October 2020) and Unifi Inc., where he has served since April 2016. Mr. Kilts was a member of the Board of Directors of MetLife, Inc., (from 2005 until June 2020), Pfizer Inc. (from 2007 until November 2020), Non-Executive Director of the Board of Nielsen Holdings PLC (from 2006 until 2017), Chairman of the Board of Nielsen Holdings PLC (from January 2011 until December 2013) and Chairman of the Nielsen Company B.V. (from 2009 until 2014). Mr. Kilts was also previously a member of the Board of Directors of Conyers Park II Acquisition Corp. from July 2019 until October 2020, Big Heart Pet Brands from March 2011 to March 2015 (during which time he served as Chairman), MeadWestvaco from 2006 to April 2014, The New York Times Company from 2005 to 2008, May Department Stores from 1998 to 2005, Whirlpool Corporation from 1999 to 2005, Chairman of the Board of the Grocery Manufacturers Association from 2003 to 2005, and Delta Airlines from 2002 to 2004. Mr. Kilts is a former member of the Board of Overseers of Weill Cornell Medicine, a Trustee of the University of Chicago, and Founder and Co-Chair, Steering Committee, of the Kilts Center for Marketing at the University of Chicago Booth School of Business. Mr. Kilts is also a former member of Citigroup’s International Advisory Board. Mr. Kilts received a bachelor’s degree in History from Knox College, Galesburg, Illinois and earned an MBA degree from the University of Chicago. We believe that Mr. Kilts’ deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a director.
David J. West, Vice Chairman of the Board	Director since 2017
David J. West, age 57, is an established leader in the consumer industry, with 30 years of experience leading a range of companies and well-known brands. Mr. West has served as our Vice Chairman of the Board of Directors since July 2017. From April 2016 to July 2017, Mr. West served as the Chief Executive Officer and a director of Conyers Park, and he served as CEO of Conyers Park II Acquisition Corp. from July 2019 until October 2020. Mr. West has been a member of the Board of Directors of Advantage Solutions Inc. since October 2020. Mr. West became a partner of Centerview Capital Consumer in May 2016. Prior to joining Centerview Capital Consumer, Mr. West served as Chief Executive Officer and President of Big Heart Pet Brands (formerly known as Del Monte Foods) from August 2011 to March 2015, at that time one of the world’s largest pure-play pet food and treats company whose brands included Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, and others. Mr. West helped reposition the business to increase focus on growth and innovation, launched new products such as Milk- Bone Brushing Chews®, enhanced specialty pet distribution channels through the acquisition of Natural Balance Pet Foods, and developed a marketing culture to effectively promote products. Mr. West worked closely with Mr. Kilts during this time period, as Mr. Kilts was Chairman of the Board of Big Heart Pet Brands. In February 2014, Mr. West oversaw the sale of Del Monte Foods’ Consumer Products business and changed the company’s name to Big Heart Pet Brands, reflecting its singular focus on pet food and snacks. During his tenure as Chief Executive Officer, Mr. West oversaw the creation of approximately $2 billion of equity value for investors. Big Heart Pet Brands was sold to The J.M. Smucker Company in March 2015, at which time Mr. West served The J. M. Smucker Company as President, Big Heart Pet Food and Snacks until March 2016 and as a Senior Advisor until April 2016. Prior to joining Del Monte Foods, Mr. West served as the Chief Executive Officer, President and a director of Hershey from 2007 to May 2011. Under Mr. West’s leadership, Hershey enjoyed strong profits, net sales growth and shareholder returns, and was recognized as one of the World’s 100 Most Innovative Companies by Forbes Magazine in 2011. During Mr. West’s tenure as Chief Executive Officer, Hershey increased its investment in domestic and international operations, improved the effectiveness of its supply chain and business model, and accelerated its advertising, brand building and distribution programs. During Mr. West’s tenure as Chief Executive Officer, public shareholders of Hershey experienced more than

$5 billion of equity value creation. Hershey’s share price appreciated 68% during this time period, while the S&P 500 grew 0%. Prior to his Chief Executive Officer role, Mr. West held various leadership positions at Hershey including Chief Operating Officer, Chief Financial Officer, Chief Customer Officer, and Senior Vice President of Strategy and Business Development. Prior to joining Hershey in 2001, Mr. West spent 14 years with the Nabisco Biscuit and Snacks group, where he held a range of senior positions including Senior Vice President, Finance, and Vice President, Corporate Strategy and Business Planning, a role in which he helped shape and execute Nabisco’s strategy, culminating in the acquisition of Nabisco Holdings Corp. by The Philip Morris Companies in 2000. At Nabisco, Mr. West worked closely with Mr. Kilts during Mr. Kilts’ tenure as Chief Executive Officer. Mr. West was a member of the board of directors of Hershey from 2007 to 2011, Del Monte Foods from 2011 to 2014, Big Heart Pet Brands from 2014 to 2015, and The J.M. Smucker Company from 2015 to 2016. Mr. West received a Bachelor of Science, cum laude, in Business Administration from Bucknell University in Lewisburg, Pennsylvania. We believe that Mr. West’s deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a director.
Michelle P. Goolsby	Director since 2019
Michelle P. Goolsby, age 62, served for ten years, from 1998 to 2008, on the senior executive team of Dean Foods Company (“Dean Foods”), where she held the positions of Executive Vice President, General Counsel, Chief Administrative Officer and head of Corporate Development. Prior to Dean Foods, Ms. Goolsby was a partner at Winstead, P.C., one of the largest business law firms in Texas. Ms. Goolsby currently serves as a member of the Board of Directors and as a member of the Audit Committee of Capstead Mortgage Corporation, a publicly traded real estate investment trust, where she chairs the Compensation Committee and serves on the Executive Committee. Additionally, Ms. Goolsby currently serves as an Advisory Board member at Danone North America (“Danone”), which focuses on environmental, social and governance commitments relating to Danone’s status as a public benefit corporation and a certified B corporation. Goolsby has served since 2010 as Chair of the Board of Vitamin Angels Alliance, a global nonprofit focused on improving the health and nutrition of the most vulnerable populations. Ms. Goolsby previously served as a member of the Board of Directors of WhiteWave Foods Company from 2012 until its sale to Danone in 2017. Ms. Goolsby also previously served as a venture partner and member of the Investment Committee at Greenmont Capital Partners II, a private equity firm in Boulder, Colorado focused on investing in companies in the natural products industry. Ms. Goolsby received a bachelor’s degree in accounting from The University of Texas at Austin, a juris doctor degree from The University of Texas at Austin School of Law, and a masters of arts degree from the Simmons School of Education and Human Development at Southern Methodist University. We believe that Ms. Goolsby’s extensive food and beverage experience and knowledge of the consumer-packaged goods marketplace, along with her current and prior public company board experience, make her well qualified to serve as a director.
Brian K. Ratzan	Director since 2017
Brian K. Ratzan, age 50, has been a Partner of Centerview Capital Consumer since April 2014. Mr. Ratzan served as the Chief Financial Officer and a director of Conyers Park from April 2016 to July 2017 and served as CFO and Director of Conyers Park II Acquisition Corp. from July 2019 to October 2020. Mr. Ratzan has been a member of the Board of Directors of Advantage Solutions Inc. since October 2020. Mr. Ratzan has over 20 years of private equity investing experience. Prior to joining Centerview Capital Consumer, Mr. Ratzan was Partner and Head of U.S. Private Equity at Pamplona Capital Management from January 2012 to February 2014. Prior to joining Pamplona, Mr. Ratzan was Managing Director and Head of Consumer at Vestar Capital Partners, which he joined in 1998. Mr. Ratzan also previously worked at ‘21’ International Holdings, a private investment firm, and in the Investment Banking Group at Donaldson, Lufkin and Jenrette. Mr. Ratzan previously served on the boards of consumer companies including Del Monte Foods, The Sun Products Corporation (formerly known as Huish Detergents, Inc.), and Birds Eye Foods, Inc. Mr. Ratzan holds a bachelor’s degree in economics from the University of Michigan, where he was a member of Phi Beta Kappa, and an MBA degree from Harvard Business School. Mr. Ratzan currently serves on the Economics Leadership Council at the University of Michigan. We believe that Mr. Ratzan’s extensive investment management and transactional experience make him well qualified to serve as a director.

Board of Directors Skills and Experience Chart
Our directors have vast and deep professional and personal experiences that contribute greatly to the ability to function as a Board at a high level. The following chart of skills and experiences provides an overview of the diversity of experience on our current Board and Mr. Schena, a director nominee:

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021
Our stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending August 28, 2021. The Audit Committee has responsibility for appointing our independent registered public accounting firm and stockholder ratification is not required; however, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal. If the appointment of Deloitte is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Deloitte. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.
Representatives of Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
On February 25, 2019, the Audit Committee approved the engagement of Deloitte as our independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ended August 31, 2019. Deloitte replaced Ernst & Young LLP (“Ernst & Young”), who previously served as our independent registered public accounting firm since our formation in 2017, and who was dismissed on February 25, 2019. Deloitte completed the audit of our consolidated financial statements for our 2019 fiscal year and 2020 fiscal year, while Ernst & Young completed the audit of our consolidated financial statements for our 2018 fiscal year.
The audit reports of Ernst & Young on our consolidated financial statements as of and for the fiscal years ended August 26, 2017 and August 25, 2018 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended August 26, 2017 and August 25, 2018, and the subsequent interim period through the dismissal of Ernst & Young, there were no (1) disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused Ernst & Young to make reference in their opinion to the subject matter of the disagreement, or (2) “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for a material weakness in internal control over financial reporting that existed as of May 26, 2018 related to the revenue recognition process, which was remediated as described in Item 9A to our Annual Report on Form 10-K for the fiscal year ended August 25, 2018. Ernst & Young discussed this matter with the Audit Committee, and we authorized Ernst & Young to fully respond to any inquiries of the successor independent registered accounting firm concerning this matter.
During the fiscal years ended August 26, 2017 and August 25, 2018, and the subsequent interim period preceding Deloitte’s engagement, we have not consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided to us by Deloitte that we concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or other reportable event of the types described in Item 304(a)(1)(v) of Regulation S-K.
Audit Fees
In addition to performing the audit of our consolidated financial statements, our independent registered public accounting firm also provides various other services to us. All of the services provided by our independent registered public accounting firm to us in fiscal years 2019 and 2020 were pre-approved by the Audit Committee pursuant to the procedures set forth below under “— Pre-Approval Policies and Procedures.”

The aggregate fees and reimbursable expenses billed to us and our subsidiaries by Deloitte in fiscal years 2019 and 2020 were as follows:
	2019	2020
Audit Fees(1)	$783,030	$1,120,020
Audit-Related Fees(2)	444,988	700,679
Tax Fees(3)	—	216,512
All Other Fees	33,184	3,884
Total	$1,261,202	$2,041,095
The aggregate fees and reimbursable expenses billed to us and our subsidiaries by Ernst & Young for fiscal year 2019 were as follows:
2019
Audit Fees(1)	$231,200
Audit-Related Fees(2)	340,015
Tax Fees(3)	—
All Other Fees	—
Total	$571,215

(1)
“Audit Fees” includes fees and expenses billed for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K, review of financial statements included in our Quarterly Reports on Form 10-Q, and services provided in connection with statutory audits.

(2)
“Audit-Related Fees” includes fees billed for services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees.” These fees include services for due diligence on acquisitions and divestitures, and fees for services provided in connection with review of registration statements, comfort letters and consents.

(3)
“Tax Fees” includes fees billed for services that are related to tax compliance and advice, including international tax consulting.

Pre-Approval Policies and Procedures
The Audit Committee has sole authority to engage and determine the compensation of our independent registered public accounting firm. The Audit Committee also is directly responsible for evaluating our independent registered public accounting firm, reviewing and evaluating the lead partner of the independent registered public accounting firm and overseeing the work of the independent registered public accounting firm. The Audit Committee annually pre-approves services to be provided by our independent registered public accounting firm, and also considers and is required to pre-approve the engagement of our independent registered public accounting firm for the provision of other services during the fiscal year. For each proposed service, the independent registered public accounting firm is required to provide detailed supporting documentation at the time of approval to permit the Audit Committee to make a determination as to whether the provision of such services would impair the independent registered public accounting firm’s independence, and whether the fees for the services are appropriate. Mr. Healey as chairperson of the Audit Committee, has been authorized to pre-approve services to be provided with an estimated cost of $250,000 or less. At the next meeting of the Audit Committee, these services, pre-approved by Mr. Healey are reported to the full committee. As noted above, all of the services provided by Deloitte and Ernst & Young, as applicable, to us in fiscal years 2019 and 2020 were pre-approved by the Audit Committee pursuant to these procedures.
The Audit Committee and Board recommend that you vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2021.

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board with its oversight responsibilities regarding our financial reporting process. Our management is responsible for the preparation, presentation and integrity of our financial statements and the reporting process, including our accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Deloitte, our independent registered public accounting firm, is responsible for performing an audit of our financial statements.
With regard to the fiscal year ended August 29, 2020, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of August 29, 2020, and for the fiscal year then ended; (ii) discussed with Deloitte the matters required by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; (iii) received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee regarding independence; and (iv) discussed with Deloitte their independence.
Based on the review and discussions described above, the Audit Committee recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended August 29, 2020, for filing with the SEC.
The Audit Committee:
James E. Healey (Chairperson)
Clayton C. Daley, Jr.
Nomi P. Ghez
Michelle P. Goolsby

PROPOSAL THREE: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act, our stockholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the section entitled “Compensation Discussion and Analysis,” the compensation tables and accompanying narrative disclosures. While this stockholder vote on executive compensation is an advisory vote that is not binding on our company or the Board, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of the holders of shares of common stock having a majority of the voting power of all of the shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal.
As described more fully in the section entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve the annual and long-term performance necessary to create stockholder value. The program also seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. Our pay-for-performance philosophy is demonstrated by our practice of placing a significant portion of each executive’s compensation at risk. See “Compensation Discussion and Analysis” for more detail about our pay-for-performance philosophy.
At our annual meeting of stockholders in January 2020, we held our annual advisory vote to approve the compensation of our named executive officers. The compensation of our named executive officers reported in our 2020 proxy statement was approved by 98.5% of the votes cast at the 2020 annual meeting of stockholders. Our Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation, and, as a result, the Compensation Committee did not make any significant changes to our executive compensation program for fiscal year 2020, except with respect to the addition of time-based restricted stock units as a component of the mix of equity awards granted to our named executive officers in fiscal year 2020. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.
We actively review and assess our executive compensation program in light of the industry in which we operate, the marketplace for executive talent in which we compete at both public and private companies, and evolving compensation governance and best practices. We are focused on compensating our executive officers fairly and in a manner that promotes our compensation philosophy and is consistent with our annual and longer-term performance. Specifically, our compensation program for executive officers focuses on the following principal objectives:
•
align executive compensation with stockholder interests;

•
attract and retain talented personnel by offering competitive compensation packages;

•
motivate employees to achieve strategic and tactical corporate objectives and the profitable growth of our company; and

•
reinforce a strong performance-oriented environment in the delivery of executive compensation based on achievement of annual and longer-term milestones and individual contributions within a team culture.

Our Board believes that our executive compensation program satisfies these objectives, properly aligns the interests of our executive officers with those of our stockholders and is worthy of stockholder support. In determining whether to approve this proposal, we believe stockholders should consider the following:
•
Independent Compensation Committee.   Executive compensation is reviewed and established by our Compensation Committee consisting solely of independent directors. The Compensation Committee meets in executive session when determining annual compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant.

•
Performance-Based Incentive Compensation.   Elements of performance-based, incentive compensation are largely aligned with financial and operational objectives established in the Board-approved annual operating plan.

•
Limited Perquisites.   Our executive officers receive limited perquisites.

•
Equity Plan.   Grants under our equity plan generally include time-based and/or performance-based vesting periods, and our plan prohibits repricing or exchange of outstanding option awards without consent of stockholders and requires that options be granted with exercise prices at fair market value.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this proxy statement.”
The Board recommends that you vote FOR the advisory vote to approve the compensation of our named executive officers.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers, including their ages, as of the date of the Annual Meeting:
Name	Age	Position
Joseph E. Scalzo	62	President and Chief Executive Officer and Director
Todd E. Cunfer	56	Chief Financial Officer
C. Scott Parker	64	Chief Marketing Officer of Atkins
Jill Short Clark	52	Chief Customer Officer
Timothy R. Kraft	41	Chief Legal Officer, Corporate Secretary, Compliance Officer
Susan Hunsberger	58	Senior Vice President and Chief Human Resources Officer
David Wallis	57	Senior Vice President, Operations
Timothy A. Matthews	41	Vice President, Controller and Chief Accounting Officer
Mr. Scalzo’s biographical information is disclosed above under “Proposal One: Election of Directors.”
Todd E. Cunfer has served as our Chief Financial Officer since August 2017 and served as Vice President Finance since he joined us in July 2017. Prior to joining us, Mr. Cunfer worked for The Hershey Company (“Hershey”) with over 20 years of financial planning and analysis, capital structure, treasury, supply chain management, strategic operations and merger and acquisition experience. Over his tenure with Hershey, he served in a variety of senior executive finance roles leading the finance teams of multi-billion dollar businesses, including Vice President, Finance for the International business from March 2017 until July 2017, Vice President, Global Supply Chain Finance from February 2015 to March 2017, Vice President, North America Finance from February 2013 to February 2015, and Vice President, U.S. Finance from December 2010 to February 2013. Earlier in his career, Mr. Cunfer held various positions at the United States Enrichment Corporation, ICF Kaiser International, Lockheed Martin Corporation and American Security Bank. Mr. Cunfer has a Master of Business Administration from The Darden School of Business, University of Virginia and Bachelor of Arts in Finance from College of William and Mary.
C. Scott Parker has served as our Chief Marketing Officer since July 2017 and served in the same role at Atkins since January 2011. Prior to joining Atkins, Mr. Parker served as Vice President of Marketing at Jenny Craig from November 2003 to January 2011. From August 1996 to July 2002, Mr. Parker served as Vice President of Marketing at Bath & Body Works (a Division of Limited Brands). Prior to Bath & Body Works, Mr. Parker held various positions at Consumer Products Innovation, LLC, Bank One, Dial Corp., Procter & Gamble and Frito-Lay. Mr. Parker received a Bachelor of Arts in Economics from Stanford University and an MBA from University of California, Los Angeles.
Jill Short Clark has served as our Chief Customer Officer since August 2017. Ms. Short Clark joined Atkins in January 2008. From 2008 to 2014, she served as Regional Vice President, Sales for Atkins. From 2014 to 2015, she served as VP National Account Teams, and was promoted to and served as Senior Vice President, Sales, from September 2015 to August 2017. Prior to joining Atkins, Ms. Short Clark served in various executive sales leadership roles for more than 20 years with increasing responsibility at Muscle Milk, Abbott Nutrition including the EAS brand, and Kraft Foods. Ms. Short Clark received a Bachelor of Applied Science from Florida State University in 1989.
Timothy R. Kraft has served as our Chief Legal Officer, Corporate Secretary and Compliance Officer since October 2019. Prior to that, Mr. Kraft was our General Counsel, Corporate Secretary and Compliance Officer since June 2018. Prior to joining us, Mr. Kraft served as General Counsel of the Green Chef Corporation (“Green Chef”), a high-growth, USDA-certified organic meal kit company offering premium meals tailored for those following specialized diets including vegan, gluten-free, keto and paleo, from April 2017 to December 2017. Prior to Green Chef, Mr. Kraft served in various legal roles for Boulder Brands, Inc. (“Boulder Brands”), a publicly-traded company with a portfolio of health-focused food brands, from 2009 through 2016, including as Chief Legal Officer and Corporate Secretary from December 2014 to January 2016. Boulder Brands was acquired by Pinnacle Foods in January of 2016 and Mr. Kraft remained with the company to lead the integration through the end of 2016. Prior to joining Boulder Brands,

Mr. Kraft was in private practice focusing on general corporate law and mergers and acquisitions in Milwaukee, Wisconsin. Mr. Kraft received a Juris Doctor from Marquette University Law School and a B.A. degree from Truman State University.
Susan Hunsberger has served as our Senior Vice President and Chief Human Resources Officer since July 2020. Prior to joining Simply Good Foods, Ms. Hunsberger was a consultant with FCM, LLC, a private equity focused consulting firm, from February 2020 until July 2020. From November 2018 to January 2020, Ms. Hunsberger took a sabbatical. Prior to that, from January 2014 to October 2018, Ms. Hunsberger was the Chief Human Resources Officer at The ServiceMaster Company, LLC. Ms. Hunsberger’s prior experience includes human resources roles with The Nielsen Corporation and GE Aviation. Ms. Hunsberger received a Bachelor of Science in Accounting and Personnel Management from Miami University and a Master’s Degree in Organization Development from Bowling Green State University.
David Wallis has served as our Senior Vice President, Operations since March 2020. Prior to that, Mr. Wallis was the Principal and owner of BoCo Knowledge Group LLC, a consulting firm supporting clients with supply chain related engagements from August 2019 to March 2020. Previously, from November 2014 to July 2019, Mr. Wallis was Vice President — Supply Chain for Boulder Brands, Inc., a publicly-traded company with a portfolio of health-focused food brands, which was acquired by Pinnacle Foods and subsequently acquired by Conagra Brands. Mr. Wallis was the Chief Operating Officer of Snikiddy LLC, a private “better for you” start-up snack food company from March 2009 to November 2014. Prior to that, Mr. Wallis was a Senior Director and then Vice President at Conagra Brands, Inc., in the supply chain area. Mr. Wallis also has experience at The Hain-Celestial Group, KPMG Consulting, the Clorox Company and Frito-Lay, Inc. Mr. Wallis has a Bachelor of Science, Packaging from Michigan State University and an MBA from the University of California at Berkeley.
Timothy A. Matthews has served as our Vice President, Controller and Chief Accounting Officer since July 2017, and has served in the same role at Atkins since November 2016. Prior to joining Atkins, Mr. Matthews served as Corporate Controller of Gevo, Inc. from June 2014 to November 2016. From May 2011 to June 2014, Mr. Matthews served as Senior Manager of Global Accounting and Consolidations at Molson Coors Brewing Company. Mr. Matthews was Manager of Technical Accounting at Intermap Technologies from 2010 to 2011, and practiced with PricewaterhouseCoopers from 2003 to 2010. Mr. Matthews received an MBA from University of Denver and a Bachelor of Business Administration from St. Norbert College, and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis is designed to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the compensation of our named executive officers (“NEOs”) for fiscal year 2020. For fiscal year 2020, our named executive officers were:
Named Executive Officer	Title
Joseph E. Scalzo	President and Chief Executive Officer
Todd E. Cunfer	Chief Financial Officer
David W. Ritterbush	President – Quest Nutrition
C. Scott Parker	Chief Marketing Officer
Timothy R. Kraft	Chief Legal Officer, Corporate Secretary, Compliance Officer
We note Mr. Ritterbush’s employment relationship with us ended effective October 2, 2020, however, he remains a non-employee member of our Board. Please see “— Employment Arrangements — Mr. Ritterbush’s Employment Agreement,” below for more information.
Executive Summary
Our compensation program for our named executive officers and other executive officers is designed to meet the following primary objectives:
•
Management Development and Continuity.   Attract, retain and motivate individuals of superior ability and managerial talent to develop, grow and manage our business by offering competitive compensation opportunities with both short term and significant long-term components;

•
Pay-for-Performance.   Align executive officer compensation with the achievement of our short- and long-term corporate strategies, business objectives and with the long-term interests of our stockholders through the use of performance-based and variable compensation elements; and

•
Long-Term Focus on Stockholder Value.   Align executives with stockholder value creation by delivering a significant portion of our executive officers’ compensation in the form of equity-based awards that vest over multiple years.

We believe compensation should be structured to ensure that a significant portion of the total compensation opportunity for our named executive officers is directly related to our performance and other factors that directly and indirectly influence stockholder value. The Compensation Committee demonstrated its pay-for-performance philosophy and alignment of executive and stockholder interests in setting executive compensation by continuing to weight compensation toward performance-based pay. For fiscal year 2020, our fixed compensation versus targeted variable compensation was structured as follows for Mr. Scalzo and the other named executive officers:
CEO Pay Elements	Average NEO Pay Elements

Strategic and Financial Highlights
In evaluating our overall executive compensation program and decisions, including payouts and awards under our pay-for-performance compensation programs, the Compensation Committee considered a number of factors, including the achievement of both strategic enterprise and financial objectives and the position of our company in fiscal year 2020. Some specific highlights and key accomplishments considered by the Compensation Committee in its decision-making process included:
•
Financial Results In-line with Outlook Despite COVID-19 challenges.   In fiscal year 2020, the marketplace changed dramatically in the middle of our fiscal year. We adjusted to these changes quickly by implementing remote work arrangements to protect our employees and their families and despite the revenue effects resulting from stay-at-home restrictions and the challenges of remote work, we delivered Adjusted EBITDA of $153.9 million, at the low end of the outlook the Company provided in January 2020 before the COVID-19 pandemic challenges fully materialized. Prior to stay-at-home restrictions, we enjoyed strong growth with our performance being in-line with our financial plan and tracking to deliver another year of above-category performance. Net Sales for the year were $816.6 million, a 56.0% increase over fiscal year 2019, reflecting the inclusion of Quest Nutrition, LLC (“Quest”), which was acquired in November 2019, with Adjusted EBITDA of $153.9 million, a 55.9% increase over fiscal year 2019, reflecting the inclusion of Quest. As of August 29, 2020, we had cash and cash equivalents of $95.8 million. Our debt obligations increased versus last fiscal year due to the debt we incurred to help finance the Quest acquisition. At year end, the outstanding principal under our term loan was $606.5 million resulting in a Net Debt to Adjusted EBITDA ratio of 3.3x. This ratio includes profits for the 42 weeks of Quest ownership in fiscal year 2020 and, therefore, would have been lower assuming 52-weeks of Quest earnings. See Annex I for a reconciliation of Adjusted EBITDA and Net Debt to Adjusted EBITDA to their respective most comparable GAAP measures.

•
Transformational Acquisition.   We completed the acquisition of Quest, the operator of Quest® branded protein-enriched bars, chips, cookies and pizzas, on November 7, 2019. We immediately began integrating the two companies, executing against our plans to ensure we achieve our cost synergies and the implementation of a new enterprise resource planning (“ERP”) platform. We implemented a new management organization which increased our capabilities for future success and largely completed the initial business integration and the implementation of a new ERP platform based on the Quest ERP all while in a remote work environment. We also achieved our fiscal year 2020 synergy target while remaining on track to realize our three-year synergy target of $20 million.

•
Snacking Portfolio Market Share Increased.   Confections, chips and cookies, consumed at home, are performing well during the COVID-19 pandemic. In a challenging environment, our market share increased within total nutritional snacking and the sub-segments of active nutrition and weight management. We expect bar and ready-to-drink shakes performance to improve as stay-at-home orders are lifted and reopening continues.

•
Robust Innovation.   A portion of our sales is driven by new products, and as a result, we believe innovation is, and will continue to be, an important component of our business. In fiscal year 2020 we developed a robust pipeline of innovation with a good balance of new product forms across both of our brands. These products will be available to retailers and consumers in fiscal year 2021 and were part of the fall 2020 shelf resets at select retailers that occurred as planned and we believe these position us for continued market share gains in fiscal year 2021.

Key Features of Fiscal Year 2020 Executive Compensation Program
Our fiscal year 2020 executive compensation program continued to reflect our strong commitment to reward pay for performance and to align with, and continue to drive, stockholder value. Through our commitment to good governance, we continue the following practices:

Things We Do		Things We Don’t Do
✓	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.	×	No excise tax gross-ups. We do not provide our management with “excise tax gross-ups” in the event of a change in control.
✓	Independent compensation consultant. The Compensation Committee retains an independent compensation consultant.	×	Ban on pledging. We do not allow our management or directors to pledge our stock to secure loans or other obligations.
✓	Assessment of compensation risk. The Compensation Committee assessed our compensation policies and programs and determined that our compensation policies and programs are unlikely to give rise to risks reasonably likely to have a material adverse effect on the Company.	×	Prohibition on hedging. We do not allow our management or directors to enter into derivative transactions in Company stock, including hedges.
✓	Annual say-on-pay vote. We hold annual advisory say-on-pay votes to approve executive compensation and received support of 98.5% on such proposal at the 2020 annual meeting of stockholders.	×	No excessive executive benefit programs. We do not provide our management with pensions or any other enhanced benefit programs.
✓	Performance-based pay. The Compensation Committee focuses on paying our executives for their performance.	×	No repricings. Our equity plans do not allow repricing of stock option or stock appreciation rights without stockholder approval.
✓	Use of multiple performance metrics. The Compensation Committee used two equally weighted performance measures for the 2020 annual incentive bonus in an attempt to continue connecting executive compensation to overall company performance.	×	No excessive perquisites. Our management receive limited perquisites.
✓	Stock Ownership. We require strong stock ownership for executive officers and directors.	×	No tax gross-ups. We do not gross-up any elements of compensation for executive officers.
✓	Clawback Policy. In fiscal year 2019, we adopted an executive compensation “clawback” policy to recoup incentive compensation in certain situations.
2020 Say-on-Pay Results
At our annual meeting of stockholders in January 2020, we held our annual advisory vote to approve the compensation of our named executive officers (“say-on-pay”). The compensation of our named executive officers reported in our 2020 proxy statement was approved by 98.5% of the votes cast at the 2020 annual meeting of stockholders. Our Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation, and, as a result, the Compensation Committee did not make any significant changes to our executive compensation program for fiscal year 2020, except with respect to the addition of time-based restricted stock units as a component of the mix of equity awards granted to our named executive officers in fiscal year 2020, as discussed in more detail below. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.
Compensation Administration and Independent Compensation Consultant
The Compensation Committee, and/or a Compensation Sub-Committee each comprised solely of independent directors (collectively, the “Compensation Committee”), determines the compensation of our executive officers and administers our equity incentive plan. The Compensation Committee is charged with, among other things, the responsibility of reviewing executive officer compensation policies and practices to ensure:
•
adherence to our compensation philosophy and objectives;

•
that the total compensation paid to our executive officers is consistent with our performance; and

•
the total compensation is fair, reasonable and competitive with both public and private companies within our industry.

The Compensation Committee also reviews and approves our executive compensation programs and consults with an outside advisor to assist in compensation program design and to help develop specific program elements. In addition, the Compensation Committee considers policy positions articulated or published by various proxy advisory firms in making its determinations of executive compensation. Executive compensation decisions are typically made by the Compensation Committee at its first regularly scheduled meeting of the fiscal year, normally held in October or November. This allows the Compensation Committee to have a good understanding of the prior fiscal year financial performance prior to making compensation decisions for the next year.
Our chief executive officer annually reviews the performance of each of our executive officers, other than himself, and, based on these reviews, makes recommendations to the Compensation Committee regarding salary adjustments, annual incentive bonus payments and equity incentive awards. The Compensation Committee believes it is valuable to consider the recommendations of our chief executive officer with respect to these matters given his knowledge of our operations and the day-to-day responsibilities of our executive officers, and he is in a unique position to provide the Compensation Committee with insight into the performance of our executive officers in light of our business at a given point in time. While the Compensation Committee considers the chief executive officer’s reviews and recommendations, the Compensation Committee decides the compensation of our executive officers and also considers, among other things, Company and individual performance, peer group data, proxy adviser articulated policies and recommendations from an independent compensation consultant, Mercer, as further described below.
The Compensation Committee has retained Mercer as its independent executive compensation consultant to advise the Compensation Committee with respect to our compensation programs for non-employee directors, executive officers, and senior executives. Mercer also assisted the Compensation Committee with the development of a peer group against which to evaluate our executive compensation levels and our proposed equity compensation program. Mercer has not provided, and is not expected to provide, advice or assistance to us in any areas other than executive compensation. In addition, the Compensation Committee considered the independence of Mercer in light of SEC rules and Nasdaq listing standards, which requires compensation committees to assess the independence of their compensation consultant, legal counsel and other advisors prior to receiving advice from them. The Compensation Committee has reviewed its and the Company’s relationships with Mercer and has not identified any conflicts of interest.
The Compensation Committee took the results of Mercer’s comparative analyses of our peer groups (as described below), as well as the considerations provided by Mercer with respect to components and levels of compensation for our executive officers, under advisement in determining competitive market practice in our industry. The Compensation Committee considered the assessment of peer group market compensation, historical compensation levels, subjective assessments of individual performance and value to the Company, and other subjective factors in establishing and approving the various elements of our executive compensation program for fiscal year 2020.
Peer Companies
We operate primarily in the highly-competitive nutritional snacking and meal replacement segment of the food and beverage industry. Within this segment, we operate a unique “asset light” business model, where substantial operating activities, such as manufacturing, are outsourced. As a result, our management team is required to effectively select, oversee and scale the business over time with certain strategic partners. Our management team also must effectively manage our growth within a segment of the food and beverage industry that competes fiercely for manufacturing capacity at third party contract manufacturers. In many instances, we compete for manufacturing capacity against much larger and better-resourced companies. These factors make determining directly comparable information with respect to compensation information at “peer” companies challenging. Many “peer” companies operate different business models and have significantly different resources available, or operate within different segments of the consumer packaged goods industry. Notwithstanding these challenges, with the assistance of Mercer, the Compensation Committee adopted a peer group in 2017, which was updated in January 2020 for fiscal year 2020. In the process of choosing companies for our peer group, Mercer and the Compensation Committee examined companies in the consumer staples and discretionary products space, with a particular emphasis on food and beverage companies, and took into account revenue size (including the recent acquisition of Quest), market capitalization and net income margins. Whether companies listed the Company as a peer in their most recent proxy statement and whether proxy advisory firms considered a company as a peer to the Company was also considered.
Based on the recommendation of Mercer, the Compensation Committee sought to establish a peer group of between 12 and 18 companies in order to have a mix of companies that would provide meaningful compensation data.
It is the intent of the Compensation Committee to review the peer group at least annually and make any adjustments to the list of peers that may be appropriate to recognize changes in performance, size and business scope and to adjust for any companies that have been acquired and no longer report compensation data. For fiscal year 2020, the 14 selected peer companies were as follows:
Fiscal Year 2020 Peer Companies
B&G Foods BellRing Brands Central Garden & Pet Company Edgewell Personal Care Company Hostess Brands	Inter Parfums J&J Snack Foods John B. Sanfilippo & Son Lancaster Colony The Boston Beer Company	The Hain Celestial Group Tootsie Roll Industries USANA Health Sciences WD-40 Company
The Compensation Committee determined to add BellRing Brands, Inc., Central Garden & Pet Company, Edgewell Personal Care Company, and USANA Health Sciences, Inc. and The Boston Beer Company to our peer group for fiscal year 2020 as consumer products companies that are close in size to us. Freshpet, Inc., e.l.f Beauty, Inc., Farmer Bros. Co., Landec Corporation, and MGP Ingredients, which were members of our peer group for fiscal year 2019, were each removed from the peer group as they fell outside of the targeted revenue and/or market capitalization size range after considering our acquisition of Quest. Snyder’s-Lance, Inc., Blue Buffalo Pet Products, Inc. and Pinnacle Foods were removed from the peer group because they were each acquired.
The Compensation Committee uses relevant compensation data from the annual total compensation study of peer companies to help inform its decisions regarding compensation elements, levels and opportunities. The Compensation Committee establishes targeted pay levels by role, taking into account the competitive peer data and factors such as business performance, individual performance, job responsibilities, individual skill sets and other relevant factors. The Compensation Committee generally targets compensation for the Company’s executive officers at the 50th percentile of the peer group, although the Compensation Committee reviews all relevant factors when determining executive compensation. The Compensation Committee uses peer company data as a guideline to inform its actions but does not benchmark compensation to any specific level of compensation of the peer companies.
Fiscal Year 2020 Compensation Elements & Philosophy
The objective of our compensation program is to provide a total compensation package to each named executive officer that will enable us to attract, motivate and retain outstanding individuals, reward named executive officers for performance and align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success. Our executive compensation philosophy is focused on “pay-for-performance,” which means results above or below our expectations may result in above- or below-market compensation outcomes in any given fiscal year.

Our compensation program is primarily made up of the following direct compensation elements:
Element	Fixed or Variable	Purpose & Design Features
Base Salary	Fixed	To attract and retain executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.
Annual Cash Incentive	Variable	To motivate and reward the achievement of our annual performance, based on the attainment of pre-defined financial performance objectives.
Equity Awards	Variable	To align executives’ interests with the interests of stockholders through equity-based compensation with performance-based and time-based vesting periods, and to promote the long-term retention of our executives and other key management personnel.
Benefits	Fixed	To provide attractive benefits that promote employee (and potentially family) health and wellness. Benefits are provided at a level that is the same or similar to all employees.
Base Salary
In October 2019, the Compensation Committee reviewed base salaries to ensure that they generally were competitive with market levels and generally reflected our level of financial performance during the previous year. No formulaic base salary increases are provided to our named executive officers; however, annual merit increases are provided when the Compensation Committee determines that such increases are warranted in light of national salary increase levels, salary levels within companies in our peer group, individual performance and/or overall company performance. We pay base salaries to attract, recruit and retain qualified employees. The base salaries for the fiscal year ended August 29, 2020 for our named executive officers take into account the initial base amount set forth in the executive’s respective employment agreement, severance agreement or employment offer letter, as applicable, and the scope of the executive’s responsibilities, individual contributions, prior experience and sustained performance.
The base salaries of our named executive officers for fiscal year 2020 were as follows:
Named Executive Officer	Base Salary at End of Fiscal Year 2019	Base Salary at End of Fiscal Year 2020	Increase Over Fiscal Year 2019 Base Salary
Joseph E. Scalzo	$736,450	$758,544	3.0%
Todd E. Cunfer	$400,000	$420,000	5.0%
David W. Ritterbush	N/A	$500,000	N/A
C. Scott Parker	$469,786	$483,880	3.0%
Timothy R. Kraft	$375,950	$387,228	3.0%
The increases in base salaries for our named executive officers were effective as of January 1, 2020, except for Mr. Cunfer, whose salary increase was effective as of October 16, 2019, and Mr. Ritterbush, whose base salary was set in his employment agreement, dated November 5, 2019, as part of the acquisition of Quest. For each of our named executive officers, any applicable salary increases in fiscal year 2020 were driven in large part by market adjustments to bring executive compensation more in line with companies in our peer group at the 50th percentile of our peer group, along with individual performance evaluations.
Annual Performance-Based Cash Incentive Compensation
Our named executive officers are eligible to participate in our annual performance-based cash incentive plan. The annual percentage targets as a percentage of fiscal year-end base salary for each named executive officer are set forth in their respective employment agreements or as determined from time to time by the

Compensation Committee. The annual financial objectives and final annual cash incentive award determinations are made by the Compensation Committee.
All of the named executive officers participated in the annual performance-based cash incentive plan for the fiscal year ended August 29, 2020 (as amended, the “2020 Incentive Plan”). The 2020 Incentive Plan applicable to the named executive officers other than Mr. Ritterbush was based upon achievement of financial objectives, of which 50% was tied to net sales of the Company and 50% was tied to Adjusted EBITDA. In October 2019, the Compensation Committee had established the metrics for the 2020 Incentive Plan on a consolidated basis (the “Original Plan Metrics”). Once we completed the Quest acquisition, the Compensation Committee revised the Original Plan Metrics to reflect the addition of Quest (the “Revised Plan Metrics”) and derived the metrics to be used to measure the performance of the Quest management team, including Mr. Ritterbush, by subtracting the Original Plan Metrics from the Revised Plan Metrics (the “Quest Metrics”). Messrs. Scalzo, Cunfer, Parker and Kraft were to be scored based on the Revised Plan Metrics which included consolidated net sales and consolidated Adjusted EBITDA. Mr. Ritterbush was to be scored on the Quest Metrics related to net sales for the Quest® brand and a derivation of operating performance relating to the Quest brand (the “Quest Operating Performance”). The Compensation Committee selected the Revised Plan Metrics for the 2020 Incentive Plan because our short- and long-term business success is largely measured by consolidated net sales and Adjusted EBITDA growth. The Compensation Committee selected the Quest Metrics to incentivize the Quest management team to meet or exceed the financial plan the Quest management team established in connection with the Quest acquisition.
The table below sets forth the target and actual results for fiscal year 2020 with respect to the objective company performance goals established under the 2020 Incentive Plan, as the 2020 Incentive Plan was modified after the closing of the Quest acquisition:
Performance Factor	2020 Threshold (in millions)	2020 Target (in millions)	2020 Maximum (in millions)	2020 Actual (in millions)
Net Sales – Consolidated	$822.2	$863.7	$948.6	$817.2
Net Sales – Quest	$289.4	$308.2	$345.8	$286.8
Adjusted EBITDA – Consolidated(1)	$148.3	$158.6 – $159.6	$181.1	$154.0
Quest Operating Performance(2)	$48.4	$52.0	$59.2	$51.4

(1)
For purposes of the 2020 Incentive Plan, Adjusted EBITDA — Consolidated (earnings before interest, tax, depreciation and amortization) is calculated as net income before interest income, interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: business transaction costs, stock-based compensation expense, inventory step-up, integration costs, restructuring costs, non-core legal costs, and other non-core expenses, using constant currencies through the 2020 fiscal year.

(2)
For purposes of the 2020 Incentive Plan, Quest Operating Performance is calculated as consolidated gross profit, less gross profit attributable to our legacy Atkins business, plus depreciation and amortization expense associated with Quest, plus the one-time fair value inventory step-up related to the Quest acquisition, minus certain Quest-related selling and marketing expenses, and minus certain Quest general and administrative expenses, using constant currencies through the 2020 fiscal year.

Participants in the 2020 Incentive Plan were eligible to receive between 50% and 200% of each participant’s respective target annual cash incentive award based on actual performance as discussed below, as well as up to 25% of target adjustment based on the achievement of individual performance objectives. The following outlines the payout methodology in connection with the achievement our company financial performance measures under the 2020 Incentive Plan. Percentage payouts between performance levels is determined by linear interpolation.

Payment Methodology – Net Sales and Adjusted EBITDA
	Payment Levels as a Percent of Target
Performance Factor	0%	50%	100%	150%	200%
Net Sales — Consolidated	<95%	95%	100%	105%	110%
Adjusted EBITDA — Consolidated	<93%	93%	100%	107%	114%
Net Sales — Quest	<94%	94%	100%	106%	112%
Quest Operating Performance	<93%	93%	100%	107%	114%
The Compensation Committee noted the Company completed the first half of fiscal year 2020 on pace to deliver on its financial goals with both the Atkins® and Quest ® brands showing growth and the Quest acquisition integration plans on target. When the global COVID-19 pandemic effects became increasingly apparent in March 2020, management quickly responded to the rapidly evolving situation. Management instituted new protocols to protect the Company’s employees, while also ensuring its co-manufacturer network was doing the same and remained well-positioned to continue to produce the Company’s products in a timely manner for its retail customers.
During March, as state government movement restrictions were instituted, shopping trips and the need for on-the-go convenient snacks declined significantly. For the most part, consumer shopping trips and demand for nutritional snacking category products were pressured. This decrease in shopping trips and related consumer demand for the Company’s products resulted in a shortfall in the Company’s net sales for the full fiscal year, which was only partially offset by an increase in the e-commerce sales channels. In addition, there was a lesser effect on Adjusted EBITDA and Quest Operating Performance, because of various cost reduction decisions taken by management. The effects on the Company’s net sales did not begin to reverse until movement restrictions began to ease in late spring. As consumer mobility increased, Atkins® and Quest® retail takeaway trends also improved. Importantly, throughout this challenging period, the Company continued to gain market share within the nutritional snacking category. Furthermore, the Company’s “asset-light” business model enabled strong cash flows as it provides a flexible, reliable supply chain during this highly volatile consumer demand period.
The Compensation Committee weighed these factors along with the achievements described in detail under the caption “— Executive Summary — Strategic and Financial Highlights,” above in determining its 2020 Incentive Plan decisions. However, the Compensation Committee did not reduce or adjust the targets established and outlined above.
As a result, the earned payout percentages under the 2020 Incentive Plan for Messrs. Scalzo, Cunfer, Parker and Kraft were 38.5% of target and 45.5% of target for Mr. Ritterbush. In reaching this portion of its decision, the Compensation Committee made no adjustment to what the payout for Adjusted EBITDA or Quest Operating Performance results would be based on the targets outlined above. The Compensation Committee, however, determined that under the extraordinary circumstances in the second half of fiscal year 2020, the minimum threshold target for any payout for “Net Sales — Consolidated” and “Net Sales — Quest” should not be enforced, in light of the substantial effect the COVID-19 pandemic had on the Company’s net sales results when the first half of the fiscal year’s net sales performance was tracking to plan. After taking this decision into consideration, and to recognize the Company’s operational success despite the significant headwinds the Company faced as a result of the COVID-19 pandemic, the Compensation Committee exercised its discretion to increase the final payout percentage for each of the NEOs to 62%. This decision was informed by: (i) the Compensation Committee’s assessment of the effects of the COVID-19 pandemic on the Company’s net sales results; (ii) the achievements described in detail under the caption “— Executive Summary — Strategic and Financial Highlights,” above; and (iii) calculating a hypothetical payout score using straight line interpolation below the established threshold level of Consolidated Net Sales of the 2020 Incentive Plan based on actual financial results.
Each named executive officer’s target incentive (expressed as a percentage of base salary and as a dollar amount), performance factors and weightings, level of achievement of the performance factors for the fiscal year ended August 29, 2020 and 2020 award amounts are set forth in the table below.

Name	Base Salary at Fiscal Year-End ($)	Target Incentive (as Percentage of Base Salary) (%)	Target Incentive ($)(1)	Performance Factors and Weighting	Achievement (%)	2020 Award ($)
Joseph E. Scalzo	$758,544	100%	$758,544	Net Sales (Consolidated) – 50%, Adjusted EBITDA (Consolidated) – 50%	62%	$471,000
Todd E.Cunfer	$420,000	70%	$294,000	Net Sales (Consolidated) – 50%, Adjusted EBITDA (Consolidated) – 50%	62%	$182,000
David W. Ritterbush	$500,000	100%	$416,667	Net Sales (Quest) – 50%, Quest Operating Performance – 50%	62%	$258,000
C. Scott Parker	$483,880	60%	$290,328	Net Sales (Consolidated) – 50%, Adjusted EBITDA (Consolidated) – 50%	62%	$180,000
Timothy R. Kraft	$387,228	60%	$232,337	Net Sales (Consolidated) – 50%, Adjusted EBITDA (Consolidated) – 50%	62%	$144,000

(1)
Mr. Ritterbush’s Target Incentive and 2020 Award were prorated from the acquisition effective date of November 7, 2019 to the fiscal year-end August 29, 2020. Mr. Ritterbush’s employment relationship with us ended effective October 2, 2020. Please see “— Employment Arrangements — Mr. Ritterbush’s Employment Agreement,” below for more information.

Long-Term Equity Incentive Compensation
We provide equity-based long-term incentive compensation to our named executive officers to link long-term results with our stockholders’ interests, to promote the long-term retention of our executives and key management personnel, and to ensure that such named executive officers have a continuing stake in our long-term success. We grant equity incentive awards to our named executive officers in conjunction with the applicable named executive officer’s initial hire, and at other times at the discretion of the Compensation Committee, and we have implemented a practice to grant annual equity awards after the close of the fiscal year on or around the first week of November. Our award grant date and vesting date each year follows the public release of our full fiscal year earnings for the preceding fiscal year. Mr. Ritterbush received an award of time-based restricted stock units, or RSUs, and time-based stock options in fiscal year 2020 as provided in his Employment Agreement dated November 5, 2019.
The Compensation Committee believes in a balanced approach to long-term incentive compensation. Under our equity-based long-term incentive program (the “LTI Program”) for fiscal year 2020, we granted our executive officers three types of awards: performance stock units (“PSUs”), time-based stock options (“stock options”), and time-based restricted stock units (“RSUs”). Based on a review of market data and recommendations from Mercer, each named executive officer has a targeted aggregate dollar value, which is allocated among the awards as outlined below. The Compensation Committee uses grants of equity awards to further our objective of a pay-for-performance compensation program to tie executive compensation to the achievement of our longer-term corporate strategies and business objectives and to the long-term interests of our stockholders.

The table below outlines the mix of equity awards granted to our named executive officers in fiscal year 2020:
Award Type	Fiscal Year 2020 Allocation Percentage	Alignment to Stockholder Interests
PSUs	50%	Vesting depends on our performance at the end of a three-year performance period if specified relative total shareholder return (“TSR”) metrics are met
Stock Options	25%	Value of award depends on the appreciation of our stock price
RSUs	25%	Value of award depends on our common stock price
PSUs.   Each PSU represents the contingent right to receive one share of our common stock upon vesting. The PSUs vest at the end of a three-year period as follows:
Three-Year Performance Period Ending November 8, 2022
Amount of PSUs Vesting
Performance Criteria: Relative TSR measured for each of the Company and each company in the Russell 3000 Food & Beverage index using the immediately preceding 30-day average share price at the beginning and end of the Performance
Period:

Less than 25th percentile	0%
25th percentile	25%
50th percentile	100%
75th percentile	200%
Promptly following the completion of the Performance Period (and no later than sixty (60) days), the Compensation Committee will review and certify (a) what percentile rank of relative TSR has been achieved, and (b) the number of PSUs each named executive officer has earned. Relative TSR will be measured for each of the company and the Russell 3000 Food & Beverage index using the immediately preceding 30-day average share price at the beginning and end of the Performance Period, with the beginning measurement starting on the first day of the Performance Period and the ending measurement ending on the last day of the Performance Period. Companies in the Russell 3000 Food & Beverage index that are acquired during the Performance Period will not be included in the Performance Period end date measurement and no substitutions will be made. Achievement between the stated percentages will be interpolated on a straight-line basis.
Stock Options.   The value of stock options is based on stock price appreciation after the grant date. Stock option grants have a 10-year term and vest in three substantially equal annual installments beginning on the first anniversary of the grant date. The exercise price equals our closing stock price on the date of grant.
Restricted Stock Units.   Each RSU represents the right to receive one share of our common stock upon vesting, provided that the recipient remains employed with us through each vesting date. The RSUs vest in three substantially equal annual installments beginning on the first anniversary of the grant date, except as noted in the section entitled “— Potential Payments Upon Termination or Change in Control — Executive Severance Plan,” below, with respect to vesting upon a Change in Control with Termination.
Fiscal Year 2020 Awards.   The equity awards granted to our named executive officers in fiscal year 2020 were as follows:

Name	Time-Based Stock Options (#)	PSUs at Maximum Vesting (#)	RSUs (#)
Joseph E. Scalzo	66,925	35,058	21,683
Todd E. Cunfer	16,219	8,496	5,254
David W. Ritterbush(1)	24,233	12,694	7,851
C. Scott Parker	20,348	10,659	6,593
Timothy R. Kraft	15,055	7,886	4,877

(1)
Mr. Ritterbush’s employment relationship with us ended effective October 2, 2020. Please see “— Employment Arrangements — Mr. Ritterbush’s Employment Agreement,” below for more information regarding the forfeiture of these awards.

In fiscal year 2020, the Compensation Committee granted all named executive officers except Mr. Ritterbush awards equal in target value to 25% of base salary, in addition to their regular grant target previously established by the Compensation Committee. This additional grant is included above and rewarded our named executive officers for overall company performance that exceeded the 2019 Incentive Plan maximum, and to enhance the retention tools we have in place to meet our compensation program objective of attracting, retaining and motivating outstanding individuals.
Benefits and Perquisites
We offer health and welfare benefits and life insurance to our named executive officers on the same basis that these benefits are offered to other eligible employees. Also, our named executive officers participate in our 401(k) on the same basis as other eligible employees.
We offer limited perquisites to our named executive officers. During fiscal year 2020, we provided supplemental life and disability insurance to our named executive officers, and a commuting allowance to executives Messrs. Ritterbush and Parker. We also provide on a limited and infrequent basis the personal use of chartered private aircraft by our President and Chief Executive Officer. During fiscal year 2020, there was no personal use of chartered private aircraft included in Mr. Scalzo’s compensation. For additional information, see “— Summary Compensation Table” below.
Employment Arrangements
Mr. Scalzo’s Employment Agreement
We entered into an amended and restated employment agreement with Mr. Scalzo, dated July 7, 2017, which was further amended in October 2019. The initial term of the agreement is five years, and thereafter, the term automatically renews for additional one year periods, unless either party provides 90 days’ written notice of non renewal. The agreement provides Mr. Scalzo with, among other things: (i) an initial base salary of $715,000, subject to increase (but not decrease) in the discretion of the Board of Directors; (ii) a target annual cash incentive award opportunity equal to 100% of base salary for fiscal year 2018 and each year thereafter; (iii) a grant of options to purchase 1.2 million shares of our common stock at an exercise price equal to the fair market value of one share of our common stock as of the grant date; (iv) the opportunity to receive future equity and other long term incentive awards, as determined in the Board’s discretion; and (v) eligibility to participate in the employee benefit plans, programs and policies maintained by us for our senior executives generally, in accordance with the terms and conditions thereof as in effect from time to time.
The agreement subjects Mr. Scalzo to certain restrictive covenants, including perpetual confidentiality and mutual non disparagement, assignment of inventions and non-competition and non-solicitation during the employment term and for 24 months post employment.
Pursuant to the terms of the amendment to Mr. Scalzo’s agreement in October 2019, among other things, upon the occurrence of a Change in Control of the Company, any outstanding unvested incentive equity awards held by Mr. Scalzo will be entitled to accelerated vesting only if Mr. Scalzo also experiences a Qualifying Termination (as defined in the Agreement) within 12 months following the Change in Control, subject to Mr. Scalzo’s executing and not revoking the release required by the terms of the Agreement. Prior to this modification, Mr. Scalzo was entitled to acceleration of any outstanding unvested incentive equity awards upon the Change in Control only, without an accompanying termination from the Company in connection with the Change in Control. For additional information on benefits Mr. Scalzo will receive upon his retirement or a Change in Control, please see “Potential Payments Upon Termination or Change in Control — CEO Severance and Change in Control Benefits,” below.
Mr. Ritterbush’s Employment Agreement.
Effective at the closing of the Quest acquisition, we entered into an employment agreement with Mr. Ritterbush, dated November 5, 2019, pursuant to which, Mr. Ritterbush would serve as the President of Quest. The employment agreement provided Mr. Ritterbush with, among other things, (i) a base salary of $500,000 per year (“Base Salary”), subject to increase (but not decrease) in the Board’s discretion, (ii) eligibility to participate in employee benefit programs made available to other senior executives of Quest, in accordance with the terms and conditions thereof as in effect from time to time, (iii) a prorated annual bonus for fiscal year 2020 with a target annual bonus opportunity equal to eighty percent (80%) of his Base Salary, and a maximum annual bonus opportunity equal to one-hundred and sixty percent (160%) of his Base Salary, and (iv) a grant of incentive equity awards (“Equity Awards”), with an aggregate grant date fair value equal to one-hundred and fifty percent (150%) of his Base Salary, consistent with both the types of awards and the forms of award agreements utilized for other senior executive level awards.
The employment agreement also provided Mr. Ritterbush with a one-time special cash retention bonus (the “Special Bonus”) equal to $1,750,000, to be paid in a lump sum within thirty (30) days following the last day of his initial term of November 7, 2020 (the “Retention Date”), provided that Mr. Ritterbush (i) remained continuously employed through the initial term and has materially met his responsibilities throughout the initial term, and (ii) either Mr. Ritterbush or Quest has provided the other party with notice of non-renewal. The Special Bonus was also payable if Mr. Ritterbush was terminated by Quest without “Cause,” (as defined in Mr. Ritterbush’s employment agreement), or by Mr. Ritterbush for “Good Reason” (as defined in Mr. Ritterbush’s employment agreement, but excluding any Good Reason claims due to the consummation of the Quest acquisition or any change in his role resulting therefrom), subject to his timely execution and non-revocation of a general release of claims. If Mr. Ritterbush received the Special Bonus, then he would forfeit one hundred percent (100%) of the Equity Awards (whether vested or unvested) for no consideration, as well as any severance payments he might otherwise be entitled to under any Quest policies, practices or otherwise.
In connection with the implementation of our new organizational design as part of the Quest integration, Mr. Ritterbush’s employment relationship with us ended effective October 2, 2020. Mr. Ritterbush, however, remains as a non-employee member of our Board. In connection with his employment termination, Mr. Ritterbush received the Special Bonus and forfeited the Equity Awards granted to him in fiscal 2020.
Other Employment Letters
Other than Mr. Scalzo and Mr. Ritterbush, none of the NEOs have an employment agreement. Each of the NEOs other than Mr. Scalzo participate in The Simply Good Foods Company Executive Severance Plan (the “Executive Severance Plan”). See “Potential Payments Upon Termination or Change in Control” for a description of the Executive Severance Plan. At the time of their respective hire dates, we entered into employment letters with each of Messrs. Cunfer, Parker, and Kraft. The NEO’s employment is “at will,” and the employment letter does not include a specific term. The employment letters set forth an initial base salary and provide for increases from time to time by the Board of Directors. Each NEO is eligible for an annual cash incentive award, with a target amount set as a percentage of their base salary and the actual amount based upon the achievement of performance goals established by the Compensation Committee from time to time. The employment letters provide that each NEO is eligible to participate in the employee benefit plans, programs and policies maintained by us from time to time. Mr. Parker’s employment letter also provided for payment of a commuting allowance, payable after-tax.
Review of Risk in our Compensation Programs
We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. We reviewed our conclusion with our Compensation Committee, which believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit the Company over the long term. We believe the following features of our compensation programs help mitigate risks:
•
the Compensation Committee uses an independent compensation consultant to advise the Compensation Committee on executive compensation decisions;

•
executive officers are subject to minimum stock ownership guidelines;

•
our Insider Trading Policy prohibits (i) officers, directors and other employees from entering into hedging or monetization transactions or similar arrangements with respect to our securities and (ii) pledging our securities;

•
our incentive compensation clawback policy permits the Company to recoup incentive compensation paid on the basis of financial results that are subsequently restated or because of financial or reputational harm to the Company;

•
the Compensation Committee absent intervening events such as those related to merger and acquisition activities typically approves short-term incentive program goals at the start of the fiscal year and approves the performance achievement levels and final payments at the end of the fiscal year;

•
the short-term incentive program payouts are capped;

•
we use a mix of cash and equity incentive programs; and

•
we use a mix of equity award types, all of which are subject to multi-year vesting for executive officers.

Corporate Governance Policies
Stock Ownership Guidelines
Non-Employee Directors
Our non-employee directors are required to own common stock equal to four times such director’s annual retainer. Directors are expected to satisfy these guidelines within five years of becoming a director and may not sell any common stock until they are in compliance with such guidelines and thereafter only if the guidelines remain satisfied after giving effect to the sale. Each of our non-employee directors are currently in compliance with the stock ownership guidelines or are still within the time frame to meet their respective ownership guidelines by the required deadline. Guideline compliance is measured pursuant to the policy as of September 1st of each year.
Executive Officers
To further align our named executive officers and other senior leaders with our stockholders and to maintain our commitment to strong corporate governance, we maintain rigorous ownership guidelines for our executive officers and certain other senior leaders. Our executive officers and other senior leaders are required to own common stock equal to a multiple of their annual base salary, depending on their level as set forth below:
Position	Stock Ownership Guidelines
Chief Executive Officer	Five Times (5.0x) Base Salary
Executive Officers, other than Chief Accounting Officer	Three Times (3.0x) Base Salary
Senior Vice Presidents and the Chief Accounting Officer	One Time (1.0x) Base Salary
Executive officers and senior team members are expected to satisfy these guidelines within five years of assuming their positions and may not sell any common stock until they are in compliance with such guidelines and thereafter only if the guidelines remain satisfied after giving effect to the sale. Executive officers and senior team members are not required to make open market purchases of our common stock to come into compliance with these guidelines. In instances where the stock ownership guidelines would place a severe hardship, the Compensation Committee will make a final decision as to an alternative stock ownership guideline for such person that reflects both the intention of the guidelines and personal circumstances. Each of our executive officers and senior team members is currently in compliance with the stock ownership guidelines or is still within the time frame to meet the ownership guidelines by the required deadline. Guideline compliance is measured pursuant to the policy as of September 1st of each year.
General
Shares that count towards the ownership guidelines include:
•
Shares owned directly (or through a nominee);

•
Shares beneficially owned in a “family trust” or held by a spouse and/or minor children;

•
Shares underlying unvested time-vesting restricted stock units;

•
Shares that can be purchased pursuant to vested stock options, up to the “Intrinsic Value” of such options; and

•
Deferred stock units of the Company.

For purposes of the policy, “Intrinsic Value” means the difference between the Fair Market Value of our common stock on the date of measurement and the strike price of the applicable stock options, multiplied by the number of vested options held. Also, for purposes of the policy, “Fair Market Value” means the higher of (i) the 90-day average closing price of our common stock or (ii) the most recent closing price of our common stock, in each case immediately prior to the date of measurement.
Anti-Hedging and Pledging Policy
Our Insider Trading Policy prohibits our officers, directors and all other employees from (i) pledging any of our securities as collateral for a loan, (ii) holding our securities in a margin account, (iii) engaging in short sales, (iv) buying or selling put or call positions or other derivative positions in our securities, and (v) entering into hedging or monetization transactions or similar arrangements with respect to our securities.
Recoupment (“Clawback”) Policy
In July 2019, the Board adopted a clawback policy that applies to certain incentive compensation for our executive officers and other employees paid or awarded after July 2019. The clawback policy provides that in the event of a restatement of the Company’s financial statements as a direct result of material noncompliance with any financial reporting requirements and the Board determines, in its sole discretion, that an executive officer subject to the policy committed an act or omission that gave rise to the circumstances requiring the accounting restatement and which constituted negligence, misconduct, wrongdoing or a violation of any of the Company’s rules or of any applicable legal or regulatory requirements on the part of that executive officer in the course of their employment by, or otherwise in connection with, the Company, then the Board will determine whether the Company should seek to recover any excess incentive compensation received by the employee during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
In addition to the provisions described above, should the Board determine, in its sole discretion, that one of our executive officers or other employee subject to the policy committed an act or omission during the course of his or her employment with the Company that gives rise to a material adverse effect on the financial condition or reputation of the Company, and such act or omission constituted (i) willful, knowing or intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements, or (ii) fraud or other illegal conduct, then the Board will determine whether the Company should seek to recover from that employee up to 100% (as determined by the Board in its sole discretion as appropriate based on the conduct involved) of the incentive compensation received by such employee from the Company during the three completed fiscal years immediately preceding the date on which the Board becomes aware of such material adverse effect, and not just the excess of what would have been paid to the employee under an accounting restatement as described above.

For purposes of the policy, incentive compensation means any compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting or stock price measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, including annual bonuses and other short- and long-term cash incentives and equity based awards.
Effect of Accounting and Tax Treatment
When determining the components of the compensation paid to our executive officers, we review the anticipated accounting and tax consequences to us and the executive officers, including: the recognition of share-based compensation (see Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 29, 2020); Section 162(m) of the Internal Revenue Code (the “Code”) which imposes a limit on the amount of compensation that we may deduct in any one year with respect to our NEOs; the Tax Cuts and Jobs Act which eliminated the exception that allowed for the deductibility of certain performance-based compensation; and Section 409A of the Code. We strive to ensure that there are no negative accounting or tax implications due to the design of our executive compensation programs; however, we will take the actions that we deem necessary and appropriate to further the best interest of our stockholders, promote our corporate goals, and achieve our goal of paying for performance.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
The Compensation Committee:
Clayton C. Daley, Jr. (Chairperson)
Robert G. Montgomery
Brian K. Ratzan
David J. West

Summary Compensation Table
The following table sets forth information regarding compensation earned by our named executive officers during fiscal years 2020, 2019, and 2018.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph E. Scalzo	2020	751,311	1,483,883	526,700	471,000	19,212	3,252,106
President and Chief Executive	2019	729,300	704,192	729,493	1,472,900	23,898	3,659,783
Officer	2018	715,000	—	—	925,925	22,321	1,663,246
Todd E. Cunfer	2020	417,500	359,590	127,644	182,000	17,383	1,104,117
Chief Financial Officer	2019	395,360	196,976	204,050	480,000	11,339	1,287,725
	2018	375,000	—	71,070	306,000	71,302	823,372
David W. Ritterbush(5)(6)	2020	411,546	537,290	190,714	258,000	85,823	1,483,373
President – Quest Nutrition
C. Scott Parker	2020	479,182	451,171	160,139	180,000	131,662	1,402,154
Chief Marketing Officer	2019	465,225	224,594	232,671	528,509	131,353	1,582,352
	2018	451,675	—	—	367,163	156,490	975,328
Timothy R. Kraft(5)	2020	383,469	333,777	118,483	144,000	15,580	995,309
Chief Legal Officer, Corp.	2019	372,300	556,633	186,196	451,140	16,169	1,582,438
Secretary, Compliance Officer

(1)
The amounts included under the “Stock Awards” column reflect the aggregate grant date fair value of PSUs (at target performance) and RSUs, and do not correspond to the actual values that will be realized by the executive officer. The value of these awards is computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. PSUs vest at the end of the three-year performance period with payouts ranging from 0% to 200%. Information about the assumptions used to calculate the grant date fair value of such equity awards can be found in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 29, 2020. For fiscal year 2020, the total aggregate grant date fair value of stock awards, including the PSUs and time-vested RSUs assuming the achievement of highest level of performance, would be as follows: $2,444,120 for Mr. Scalzo, $592,294 for Mr. Cunfer, $884,977 for Mr. Ritterbush, $743,120 for Mr. Parker and $549,773 for Mr. Kraft.

(2)
The amounts reflect the aggregate grant date fair value of non-qualified stock options granted to the NEOs, and do not correspond to the actual value that will be realized upon exercise by the NEOs. The value of these awards is computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Information about the assumptions used to calculate the grant date fair value of such equity awards can be found in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 29, 2020.

(3)
Represents amounts earned by the named executive officers under the 2020 Incentive Plan. These payments were made to the NEOs after the close of the fiscal year for which they were earned. See “— Annual Performance-Based Cash Incentive Compensation” above.

(4)
Amounts in this column include Company cash matching contributions to the 401(k) plan account for each of the NEOs as follows: Mr. Scalzo $11,800, Mr. Cunfer $10,750, Mr. Ritterbush $11,400, Mr. Parker $11,400, and Mr. Kraft $11,207. Amounts also include supplemental life insurance premiums in the amount of $1,080 for each NEO and supplemental disability insurance premiums for each of the NEOs as follows: Mr. Scalzo $6,332, Mr. Cunfer $5,553, Mr. Parker $6,982, and Mr. Kraft $3,293.

Mr. Ritterbush received no supplemental life or disability insurance. Messrs. Ritterbush’s and Parker’s amounts also include $74,423 and $112,200, respectively, for the reimbursement of commuting expenses, not grossed-up for taxes.
(5)
Messrs. Ritterbush and Kraft became named executive officers for the first time in fiscal years 2020 and 2019, respectively.

(6)
Mr. Ritterbush’s employment with us terminated on October 2, 2020.

Grants of Plan-Based Awards Table
The following table sets forth information regarding plan-based awards granted to our named executive officers during fiscal year 2020. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” below for information with respect to vesting dates.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Description	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph E. Scalzo	Annual Incentive		379,272	758,544	1,517,088
	PSUs	11/8/2019				8,764	35,058	70,116				960,239
	Options	11/8/2019								66,925	24.15	526,700
	RSUs	11/8/2019							21,683			523,644
Todd E. Cunfer	Annual Incentive		147,000	294,000	588,000
	PSUs	11/8/2019				2,124	8,496	16,992				232,705
	Options	11/8/2019								16,219	24.15	127,644
	RSUs	11/8/2019							5,254			126,884
David W. Ritterbush	Annual Incentive		208,334	416,667	833,334
	PSUs	11/8/2019				3,173	12,694	25,388				347,689
	Options	11/8/2019								24,233	24.15	190,714
	RSUs	11/8/2019							7,851			189,602
C. Scott Parker	Annual Incentive		145,164	290,328	580,656
	PSUs	11/8/2019				2,664	10,659	21,318				291,950
	Options	11/8/2019								20,348	24.15	160,139
	RSUs	11/8/2019							6,593			159,221
Timothy R. Kraft	Annual Incentive		116,169	232,337	464,674
	PSUs	11/8/2019				1,971	7,886	15,772				215,998
	Options	11/8/2019								15,055	24.15	118,483
	RSUs	11/8/2019							4,877			117,780

(1)
These columns consist of threshold, target and maximum annual incentive targets for fiscal year 2020 under the 2020 Incentive Plan. Actual incentive payments are calculated upon achievement of Company performance metrics, with the opportunity for additional increases or decreases of up to 25% of the target based upon individual performance. The Threshold, Target and Maximum payments shown in the table above exclude the potential 25% upward/downward adjustment tied to individual performance. See “— Summary Compensation Table” above for actual amounts paid.

(2)
The columns under “Estimated Future Payouts Under Equity Incentive Plan Awards” represent the PSUs granted in fiscal year 2020 that will vest in 2022 based upon achievement of Company performance metrics. Earned payments may range from 0% to 200% of target based on performance. See “— Long Term Equity Compensation” above.
(3)
The amounts included in this column reflects the aggregate grant date fair value of stock options, PSUs and RSUs granted to the named executive officers in fiscal year 2020, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Information about the assumptions used to calculate the grant date fair value of such equity awards can be found in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 29, 2020.

(4)
The grant date fair value of PSUs is reported in the table above at target performance level. PSUs vest at the end of the three-year performance period with payouts ranging from 0% to 200% of target.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table represent the actual cash incentive award earned by each named executive officer under the 2020 Incentive Plan. Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table represent the cash incentive award opportunity for each named executive officer under the 2020 Incentive Plan. Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table represent the target and maximum award opportunity for each named executive officer with respect to PSUs granted in fiscal year 2020. See “— Long Term Equity Incentive Compensation” above for a more detailed description of the 2020 Incentive Plan and the PSUs granted in fiscal year 2020.
Grants of stock options and RSUs vest in substantially equal one-third increments on each of the first three anniversaries of the grant date. PSUs vest three years from the grant date contingent upon the achievement of share price growth, See “— Long-Term Equity Compensation” above.
Employment Agreements
For information on employment agreements for Messrs. Scalzo and Ritterbush and other employment letters arrangements for our named executive officers, please see “Compensation Discussion and Analysis — Employment Arrangements,” above.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to outstanding equity awards for each of our named executive officers as of August 29, 2020.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Joseph E. Scalzo	11/8/2019							35,058	890,123
	11/8/2019	—	66,925	24.15	11/8/2029
	11/8/2019					21,683	550,531
	11/8/2018							59,027	1,498,696
	11/8/2018	35,139	70,279	19.89	11/8/2028
	7/14/2017	1,200,000	—	12.00	7/14/2027
Todd E. Cunfer	11/8/2019							8,496	215,713
	11/8/2019	—	16,219	24.15	11/8/2029
	11/8/2019					5,254	133,399
	11/8/2018							16,511	419,214
	11/8/2018	9,829	19,658	19.89	11/8/2028
	8/28/2017	19,687	—	12.00	8/28/2027
	7/14/2017	132,147	—	12.00	7/14/2027
David W. Ritterbush	11/8/2019							12,694	322,301
	11/8/2019	—	24,233	24.15	11/8/2029
	11/8/2019					7,851	199,337
C. Scott Parker	11/8/2019							10,659	270,632
	11/8/2019	—	20,348	24.15	11/8/2029
	11/8/2019					6,593	167,396
	11/8/2018							18,826	477,992
	11/8/2018	11,207	22,416	19.89	11/8/2028
	7/14/2017	223,943	—	12.00	7/14/2027
Timothy R. Kraft	11/8/2019							7,886	200,226
	11/8/2019	—	15,055	24.15	11/8/2029
	11/8/2019					4,877	123,827
	11/8/2018							15,066	382,526
	11/8/2018	8,969	17,938	19.89	11/8/2028
	11/8/2018					12,633	320,752
	7/16/2018	66,569	33,285	16.75

(1)
The option awards vest in three substantially equal annual installments beginning on the first anniversary of the grant date, provided that the NEO remains in continuous service with us as of each applicable vesting date.

(2)
The RSUs shown in this column vest in three substantially equal annual installments beginning on the first anniversary of the grant date, provided that the NEO remains in continuous service with us as of each applicable vesting date.

(3)
These awards consist of PSUs that may vest three years from their respective grant date if the designated performance metric is met. The PSUs granted on November 8, 2018 have two primary vesting levels: threshold and target. If threshold performance is not met, the award will be forfeited. If threshold performance is met, 50% of the PSUs would vest. There is no interpolation between threshold and target, and there is no maximum or above target vesting level. The PSUs granted on November 8, 2019 will payout within the range of 0% to 200% of target, depending on performance. This column reports the number of PSUs that would vest if target performance is met. See the “Compensation Discussion and Analysis” for information on the performance metric.

(4)
The values shown in this column were determined by multiplying the number of unvested or unearned shares at the target performance level by $25.39 (which was the closing price of our common stock on August 28, 2020, the last trading day of fiscal year 2020).

Option Exercises and Stock Vested Table
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph E. Scalzo	—	—	—	—
Todd E. Cunfer	—	—	—	—
David W. Ritterbush	—	—	—	—
C. Scott Parker	15,000	237,736	—	—
Timothy R. Kraft	—	—	6,316	152,531
Pension Benefits
The named executive officers do not participate in any pension plans and received no pension benefits during the fiscal year ended August 29, 2020, other than with respect to our defined contribution 401(k) plan.
Nonqualified Deferred Compensation
The named executive officers do not participate in any nonqualified deferred compensation plans and received no nonqualified deferred compensation during the fiscal year ended August 29, 2020.
Potential Payments Upon Termination or Change in Control
The employment arrangements with each of our named executive officers provide for the payment of severance benefits upon certain terminations of employment. We have agreed to pay severance benefits in the event we terminate an NEO’s employment without “cause,” an NEO resigns for “good reason,” or an NEO’s employment is terminated following designated “Change in Control” situations, (in each case, as defined in the applicable employment arrangement). For the CEO, we also provide severance benefits in the case of the CEO’s termination of employment due to death or disability.
CEO Severance and Change in Control Benefits
Severance Benefits. In the event of a termination of Mr. Scalzo’s employment by the Company without “Cause” (as defined in his employment agreement), by him for “Good Reason” (as defined in his employment agreement) or due to the Company’s non-renewal of the term of his employment agreement (each, a “Qualifying Termination”), subject to his timely execution and non-revocation of a general release of claims and continued compliance with restrictive covenants, he is entitled to the following: (i) a pro-rated portion of his annual cash incentive award for the termination year (if any), based on the Company’s actual performance for the entire year and his number of days of employment with the Company during such year, paid on the same date that annual cash incentive awards are paid to the Company’s other executives (the “Pro-Rata Bonus”); (ii) 24 months’ continued base salary (at the rate then in effect), payable in substantially equal installments over the 24-month post-termination period; (iii) an amount equal to two times his target annual cash incentive award for the termination year, payable in substantially equal installments over the 24-month post-termination period; (iv) subject to his timely election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and continued payment of the employee portion of the COBRA premiums, up to 18 months’ continued participation in the Company’s group health plan for him and his eligible dependents, subject to earlier termination in the event he becomes ineligible for COBRA or obtains other employment that offers group health benefits; (v) pro-rata vesting of any outstanding incentive equity awards based on his duration of employment with the Company from commencement of the then current vesting tranche through the termination date (“Pro-Rata Equity Vesting”); and (vi) if such termination occurs after July 7, 2022 (a “Retirement Termination”), continued vesting of all of his outstanding incentive equity awards granted at least one year prior to the termination date, as if he had remained employed with the Company and with any performance-based incentive equity awards vesting only to the extent that the underlying performance metrics are achieved, with his stock options to remain outstanding until their expiration date (collectively, the “Retirement Equity Treatment”). If Mr. Scalzo violates any of the material restrictive covenants in his employment agreement (with a violation of the non-competition covenant deemed material) within two years of his Retirement Termination, then any (x) unvested equity awards and (y) incentive equity awards that vested following the Retirement Termination will be forfeited without payment of any consideration, and to the extent necessary to effectuate the foregoing, Mr. Scalzo will be obligated to repay to the Company any gain received in respect of such equity awards (collectively, the “Retirement Equity Forfeiture Provisions”).
Upon his resignation without Good Reason after July 7, 2022, subject to his timely execution and non-revocation of a general release of claims, Mr. Scalzo is entitled to the Retirement Equity Treatment, subject to the Retirement Equity Forfeiture Provisions.
Upon a termination of his employment due to death or Disability, Mr. Scalzo is entitled to the Pro-Rata Annual Incentive (which, in the event of a termination due to death, will be calculated based on his target annual cash incentive award and paid within 30 days of death).
Change in Control Benefits.   In the event of a Qualifying Termination within the one-year period immediately following a change in control (as defined in the 2017 Plan), in addition to the severance benefits described above, Mr. Scalzo is entitled to accelerated vesting of all of his incentive equity awards outstanding as of the change in control, subject to his timely execution and non-revocation of a general release of claims.
Potential Payments Upon Termination or Change in Control.   The following table sets forth an estimate of the payments that would have been made to Mr. Scalzo assuming his employment terminated on August 29, 2020, given his compensation effective on that date and based on the closing market price of our common stock on August 28, 2020, the last trading day of fiscal year 2020. In the event of terminations for other reasons, including voluntary separation, Mr. Scalzo would not receive any termination payments. See “— Severance Benefits” and “— Change in Control Benefits” above for additional descriptions of the potential payments upon termination or change in control.
Description	Involuntary Separation without Cause(1) ($)	Involuntary Separation with Cause ($)	Change in Control with Termination ($)	Termination upon Disability ($)	Death ($)	Change in Control without Termination(2) ($)
Joseph E. Scalzo
Severance(3)	3,034,176	—	3,034,176	—	—	—
Pro-rated Annual Incentive(4)	471,000	471,000	471,000	471,000	471,000	—
Acceleration of Equity(5)	1,486,753	—	3,408,871	—	—	—
Welfare Benefits	26,598		26,598	26,598
Total	5,018,527	471,000	6,940,645	497,598	471,000	—

(1)
Involuntary Separation includes termination without Cause and termination for Good Reason.

(2)
In October 2019, Mr. Scalzo’s employment agreement was amended so that he is no longer entitled to acceleration of equity awards in the event of a Change in Control without a Qualifying Termination.

(3)
Mr. Scalzo receives severance equal to 2x his base salary plus 2x his target annual incentive in the event of an involuntary separation without Cause or Change in Control with termination. Mr. Scalzo is not entitled to severance in the event of involuntary separation with Cause, death, or termination upon Disability.

(4)
Mr. Scalzo is entitled to a pro-rated Annual Incentive payment (calculated upon the actual performance for the year of termination) in the event of involuntary separation without Cause, involuntary separation with Cause, Change in Control with a Qualifying Termination, and termination upon Disability. For fiscal year 2020, this amount would have been 62% of target. In the event of Mr. Scalzo’s death, the Annual Incentive payment would be made at target.

(5)
Mr. Scalzo is entitled to a pro-rated acceleration of equity awards in the event of Involuntary Separation, and full acceleration of equity awards in the event of a Change in Control with a Qualifying Termination.

(6)
Mr. Scalzo is entitled to 18 months of continued COBRA/welfare benefits in the event of involuntary separation without Cause, involuntary separation with Cause, Change in Control with a Qualifying Termination, and termination upon Disability.

Executive Severance Plan
Severance Benefits.   Messrs. Cunfer, Parker and Kraft (the “participating NEOs”) are participants in The Simply Good Foods Company Executive Severance Compensation Plan (the “Severance Plan”). Under the Severance Plan and applicable participant agreement, the participating NEOs are entitled to receive a severance amount equal to 1.5 times the sum of (a) the participating NEO’s annual base salary, (b) the participating NEO’s target annual cash incentive award amount, and (c) the cost of eighteen months of COBRA coverage for the participating NEO, if his employment with the Company is terminated without “Cause” (as defined in the Severance Plan) or the participating NEO resigns from the Company for “Good Reason” (as defined in the Severance Plan) (each a “Qualifying Termination”). Any severance amount that any such participating NEO will be entitled to receive under the Plan would payable in 18 equal monthly installments.
Mr. Ritterbush’s Severance Benefits.   Under the terms of his employment agreement as described above, Mr. Ritterbush did not participate in the Severance Plan. If Mr. Ritterbush’s employment were subject to a Qualifying Termination, the Company would pay the Special Bonus of $1,750,000 within thirty (30) days of his Qualifying Termination. Mr. Ritterbush’s right to receive any target annual cash incentive award was subject to his continued employment through the end of fiscal year 2020, provided, however, that he would not receive an annual cash incentive award if he were terminated for Cause prior to the date the annual cash incentive award was paid. Mr. Ritterbush’s employment with us terminated on October 2, 2020.
Change in Control Benefits.   If any Participating NEO becomes subject to a Qualifying Termination within 12 months of a “Protected Change in Control” (as defined in the Severance Plan), then the participating NEO’s unvested equity awards will be subject to immediate vesting, with awards subject to performance-based metrics vesting based on the greater of (x) the target performance, prorated to reflect the duration of the performance period through the Protected Change in Control, or (y) the actual performance achieved through the date of the Protected Change in Control.
Each participating NEO’s right to severance or immediate vesting under the Severance Plan is subject to his execution and non-revocation of a general release of claims against the Company and his compliance with certain obligations set forth in the Severance Plan participation agreement, including confidentiality, non-competition, non-solicitation, non-disparagement and cooperation obligations.
Equity Awardees Retirement Policy.   In 2020, the Compensation Committee approved a policy regarding treatment of certain awards in the event of an awardee’s retirement, which specifies what happens to certain outstanding equity awards if an employee retires under the terms of the policy. In the event of a retirement, any unvested stock options are forfeited, and any vested stock options will be exercisable through the original expiration date as dictated by the award agreement. A pro-rata portion of unvested PSUs will continue to vest under the original terms of the PSU award agreement, to be settled at the same time and in the same manner as when PSUs are settled for active employees. Any unvested RSUs are immediately forfeited.
To be eligible for retirement under this policy, an employee must a) attain age 55 and complete 10 years of service with the Company or b) attain age 62 regardless of years of service. For the retirement to be recognized under this policy, the employee must provide written notice at least one (1) year before the retirement date, and there must not be grounds for termination for cause at any time prior to the retirement date.
Potential Payments Upon Termination or Change in Control.   The following table sets forth an estimate of the payments that would have been made under the terms of the Severance Plan to the named executive officers, other than Mr. Scalzo, assuming their employments terminated on August 29, 2020, given their compensation effective on that date and based on the closing market price of our common stock on August 28, 2020, the last trading day of fiscal year 2020. In the event of terminations for other reasons (including voluntary separation, death, disability or termination for cause), the named executive officers listed in the table below would not receive any termination payments. The NEOs listed in the table below are not entitled to any payments in the event of a Change in Control without termination.
Description	Involuntary Separation without Cause(1) ($)	Change in Control with Termination(1) ($)	Voluntary Retirement(2) $
Todd E. Cunfer
Severance	1,071,000	1,071,000	—
Acceleration of Equity Awards	—	896,557	—
Welfare Benefits	26,331	26,331	—
Total	1,097,331	1,993,888	—
David W. Ritterbush(3)
Severance	2,008,000	2,008,000	—
Acceleration of Equity Awards	—	—	—
Welfare Benefits	—	—	—
Total	2,008,000	2,008,000	—
C. Scott Parker
Severance	1,161,312	1,161,312	—
Acceleration of Equity Awards	—	1,064,540	360,640
Welfare Benefits	31,384	31,384	—
Total	1,192,696	2,257,236	360,640
Timothy R. Kraft
Severance	929,347	929,347	—
Acceleration of Equity Awards	—	1,432,240	—
Welfare Benefits	30,287	30,287	—
Total	959,634	2,391,874	—

(1)
See “— Executive Severance Plan” for further details of the payments and benefits included in the table above as well as material conditions and obligations applicable to the receipt of such payments.

(2)
See “— Equity Awardees Retirement Policy” for further details of these payments and benefits. Mr. Parker has attained the age and/or service eligibility requirement, but written notice at least one year before retirement is required to continue to vest a pro-rata portion of outstanding PSUs.

(3)
See “Employment Agreements — Mr. Ritterbush’s Employment Agreement” for further details.

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Scalzo, our President and Chief Executive Officer for fiscal year 2020, to the annual total compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For fiscal year 2020, the ratio of annual total compensation of the CEO to the median employee is 29:1.
To identify our median employee, we used the following methodology:
•
We collected the payroll data of all employees globally as of the end of fiscal year 2020;

•
We applied a 2020 constant dollar exchange rate to convert all international currencies into U.S. dollars; and

•
We used total target cash (which includes base salary and the annual incentive at target) as of the end of fiscal year 2020 as our consistently applied compensation measure to identify a small group of employees with the same total target cash. We then selected the individual group whose actual fiscal 2020 compensation was closest to the average of the group.

We calculated fiscal year 2020 annual total compensation for both Mr. Scalzo and the median employee using the same definition for total compensation as set forth in the Summary Compensation Table above. Finally, the ratio was then determined by dividing the total compensation as calculated above for Mr. Scalzo by the total compensation for the median employee.
Position	Salary	Annual Incentive	Equity Awards	All Other Compensation	Total
President and CEO	$751,311	$471,000	$2,010,583	$19,212	$3,252,106
Median-Compensated Employee	$92,780	$12,740	$—	$5,401	$110,921
				Pay Ratio:	29:1
Equity Compensation Plan Information
The following table sets forth certain information, as of August 29, 2020, concerning shares of our common stock authorized for issuance under our equity compensation plans, which consists only of our 2017 Plan.
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3) (c)
Equity compensation plans approved by stockholders	3,269,178	$14.87	5,154,012
Equity compensation plans not approved by stockholders	—	—	—
Total equity compensation plans	3,269,178	$14.87	5,154,012

(1)
Includes 2,615,899 stock options, 150,000 stock appreciation rights, 208,023 RSUs and 295,256 PSUs at target outstanding under our 2017 Plan.

(2)
This column does not reflect awards of RSUs and PSUs that do not require the payment of any consideration by the recipients.

(3)
Awards issuable under our 2017 Plan include common stock, stock options, restricted stock, RSUs, stock appreciation rights, performance awards and other incentive awards.

OWNERSHIP OF SIMPLY GOOD FOODS COMMON STOCK BY CERTAIN BENEFICIAL OWNERS
The following table sets forth information known to us regarding the beneficial ownership of our common stock as of November 25, 2020 by:
•
each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

•
each of our current directors and director nominees;

•
each of our named executive officers set forth in the Summary Compensation Table above; and

•
all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of November 25, 2020. The beneficial ownership of shares of our common stock is based on 95,720,637 shares outstanding as of November 25, 2020.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by the individuals below:
Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
5% Stockholders:
Conyers Park Sponsor LLC(2)	16,112,500	16.83%
The Vanguard Group(3)	7,931,721	8.31%
Blackrock, Inc.(4)	7,229,293	7.6%
Directors, Director Nominees and Named Executive Officers:
James M. Kilts(2)	961,268	1.0
David J. West(2)	15,544	*
Clayton C. Daley Jr.	75,000	*
Nomi P. Ghez	140,350	*
Michelle P. Goolsby	13,970	*
James E. Healey	55,178	*
Arvin H. Kash	30,544	*
Robert G. Montgomery	50,544	*
Brian K. Ratzan(2)	81,254	*
David W. Ritterbush	—	*
Joseph E. Scalzo(5)	1,682,692	1.7%
Joseph J. Schena	—	*
James D. White	6,333	*
Todd Cunfer(6)	193,146	*
C. Scott Parker(7)	346,305	*
Timothy R. Kraft(8)	99,652	*
All directors and executive officers as a group (20 persons)(9)	3,890,147	4.0%

*
Less than 1%.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o The Simply Good Foods Company, 1225 17th Street, Suite 1000, Denver, CO 80202.

(2)
Based solely on a Schedule 13G filed with the SEC on February 2, 2018 and a Form 4 dated November 14, 2019. The address of Conyers Park Sponsor is 1 Greenwich Office Park, 2nd Floor, Greenwich, CT 06831. Shares beneficially owned included 6,700,000 shares of common stock underlying outstanding warrants that are currently exercisable.

Conyers Park Sponsor is party to the Investor Rights Agreement, which provides for certain nomination rights. See “Certain Relationships and Related Person Transactions — The Investor Rights Agreement.” There are five managers of Conyers Park Sponsor’s board of managers, including Messrs. Kilts, West and Ratzan. Each manager has one vote, and the approval of three of the five members of the board of managers is required to approve an action of Conyers Park Sponsor. Under the “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no individual manager of Conyers Park Sponsor exercises voting or dispositive control over any of the securities held by Conyers Park Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.
(3)
Based solely on a Schedule 13G filed with the SEC on February 11, 2020. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355. Of the total number of shares listed above, such person has sole power to vote or direct to vote 80,592 shares, has shared power to vote or direct to vote 20,732 shares and has sole power to dispose of or to direct the disposition of 7,841,866 shares and has shared power to dispose or to direct the disposition of 89,855 shares.

(4)
Based solely on a Schedule 13 filed with the SEC on February 7, 2020. The shares are beneficially owned by Blackrock, Inc. and its subsidiaries and affiliates. Of the total number of shares listed above, such person has sole power to vote or direct to vote 6,983,506 shares, has shared power to vote or direct to vote 0 shares and has sole power to dispose of or to direct the disposition of 7,229,293 shares and has shared power to dispose or to direct the disposition of 0 shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
Includes 1,292,586 shares issuable upon the exercise of options that are currently exercisable.

(6)
Includes 176,898 shares issuable upon the exercise of options that are currently exercisable.

(7)
Includes 253,140 shares issuable upon the exercise of options that are currently exercisable.

(8)
Includes 89,525 shares issuable upon the exercise of options that are currently exercisable.

(9)
Includes 1,913,276 shares issuable upon the exercise of options that are currently exercisable.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
See “Board of Directors and Corporate Governance — Review of Related Person Transactions” above for information regarding our review and approval process of related person transactions. Except as noted below, the transactions disclosed below were reviewed and approved in accordance with our Related Party Transactions Policy.
Merger Agreement
On April 10, 2017, Conyers Park entered into an Agreement and Plan of Merger (the “Merger Agreement”) to affect the Business Combination. Pursuant to the Merger Agreement, we paid an aggregate amount of $730,125,000 at the consummation of the Business Combination with respect to the shares of common stock, par value $0.01 per share, of Atkins (the “Atkins Common Stock”) (which does not include any shares issuable pursuant to Exercised Option Shares (as defined in the Merger Agreement)), and the Exercised Option Shares, subject to customary purchase price adjustments (the “Merger Consideration”). The Merger Consideration consisted of, and was allocated between, 10,250,000 shares of our common stock (at a reference price of $10.00 per share) and an amount of cash equal to the Merger Consideration minus $102,500,000. The shares of Class A common stock of Conyers Park issued and outstanding at July 7, 2017 (the “Closing”) were canceled and converted automatically into the right to receive one share of our common stock, subject to certain exceptions. Each warrant to purchase shares of Conyers Park common stock issued and outstanding at the Closing were converted into a warrant to purchase our common stock.
Each issued and outstanding share of Atkins Common Stock, excluding certain shares of to be canceled pursuant to the Merger Agreement, Exercised Option Shares and any Company Dissenting Shares

(as defined in the Merger Agreement), was canceled and converted automatically into the right to receive the following: (i) an amount in cash equal to the Cash Amount (as defined in the Merger Agreement) rounded up to the nearest whole cent; (ii) a number of shares of our common stock equal to the Stock Amount (as defined in the Merger Agreement); and (iii) a contingent right to a portion of the Escrow Amount (as defined in the Merger Agreement), Administrative Expense Amount (as defined in the Merger Agreement), any additional consideration received pursuant to the purchase price adjustment in Section 2.12 of the Merger Agreement, any Bonus Repayment Amount (as defined in the Merger Agreement) and any amounts payable pursuant to the Income Tax Receivable Agreement, dated July 7, 2017, by and among us, Atkins Holdings, LLC, solely in its capacity as the stockholders’ representative pursuant to the Merger Agreement, Roark Capital Acquisition, LLC (which was terminated on November 14, 2018), in each case, payable, without interest, to the applicable Company Stockholder (as defined in the Merger Agreement) in accordance with the Merger Agreement.
Prior to the Closing, holders of options to purchase shares of Atkins Common Stock had the opportunity to exercise their vested options. Such exercised vested options were cancelled and terminated at the Closing and the holders of such options were entitled to the Exercised Option Shares Consideration (as defined in the Merger Agreement). All options that were either unvested or unexercised were cancelled at the Closing.
Any outstanding warrants to purchase shares of Atkins Common Stock were sold to Atkins pursuant to the terms of the Warrant Agreement (as defined in the Merger Agreement) and cancelled at the Closing and the holder of the warrant was entitled to receive the consideration set forth in the Warrant Agreement (as defined in the Merger Agreement).
The Investor Rights Agreement
On July 7, 2017, in connection with the consummation of the Business Combination, we and Conyers Park Sponsor entered into an Investor Rights Agreement (the “Investor Rights Agreement”). The Investor Rights Agreement provides for, among other things, subject to the terms thereof, customary registration rights, including demand and piggy-back rights subject to cut-back provisions. We filed a shelf registration statement on Form S-1 to register Conyers Park Sponsor’s shares that was declared effective on December 12, 2017, which was replaced by the shelf registration statement on Form S-3 that was declared effective by the SEC on December 19, 2018. Pursuant to the Investor Rights Agreement, Conyers Park Sponsor agreed not to sell, transfer, pledge or otherwise dispose of the shares of our common stock it received in connection with the Business Combination for 180 days from the Closing, subject to certain exceptions.
In addition, pursuant to the Investor Rights Agreement, for so long as Conyers Park Sponsor holds at least 50% of its shares of common stock it held at the Closing, it will have the right to nominate three directors to serve on the Board, and for so long as Conyers Park Sponsor holds at least 25% of its shares of common stock it holds at Closing, it will have the right to nominate one director to serve on the Board.
Indemnity Agreements
We entered into indemnity agreements with each of our directors and executive officers. Each indemnity agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.
Employment of Andrew Scalzo
Andrew Scalzo, the son of Joseph E. Scalzo, our President and Chief Executive Officer, is employed by us as a Business Development Manager. The Audit Committee and the independent members of the Board ratified and approved the employment of Andrew Scalzo. Andrew Scalzo’s fiscal year 2020 compensation was not in excess of $120,000.

MISCELLANEOUS
Stockholder Proposals for the 2022 Annual Meeting of Stockholders
Any proposal of a stockholder intended to be included in our proxy statement for the 2022 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by us no later than August 12, 2021, unless the date of our 2022 Annual Meeting of Stockholders is more than 30 days before or after January 21, 2022, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be directed to our Corporate Secretary, The Simply Good Foods Company, 1225 17th Street, Suite 1000, Denver, Colorado 80202.
A stockholder nomination of a person for election to our Board or a proposal for consideration at our 2022 Annual Meeting of Stockholders not intended to be included in our proxy statement pursuant to SEC Rule 14a-8 must be submitted in accordance with the advance notice procedures and other requirements set forth in our Bylaws. Pursuant to our Bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal to our Corporate Secretary by no earlier than the 120th day prior and no later than the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting. For our 2022 Annual Meeting of Stockholders, this notice must be received no earlier than September 23, 2021, and no later than October 23, 2021. We will include your proposal in our proxy statement for the 2022 Annual Meeting of Stockholders if it is a proposal that we are required to include in our proxy statement pursuant to the rules of the SEC. You must send your proposal to our principal executive offices to our Corporate Secretary, The Simply Good Foods Company, 1225 17th Street, Suite 1000, Denver, Colorado 80202.
Expenses of Soliciting Proxies
Certain of our officers and employees may solicit proxies by mail, telephone, fax, e-mail or in person and will not receive any additional compensation for such efforts. We will pay all other costs associated with this proxy statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock. We also have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies for an estimated fee of $12,500, plus reimbursement of reasonable expenses.
Householding
Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another holder of our common stock are only being sent one set of proxy materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials was delivered. If you wish to opt out of householding and receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, you may do so at any time prior to thirty (30) days before the mailing of the proxy materials (which typically will be in December of each year) by notifying us in writing at: The Simply Good Foods Company, Attn: Corporate Secretary, 1225 17th Street, Suite 1000, Denver, Colorado 80202 or by telephone at 303-633-2840.

Other Matters
We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.
By Order of the Board of Directors,
James M. Kilts
Chairman of the Board of Directors
December 10, 2020

Annex I
Reconciliation of Adjusted EBITDA and Net Debt to Adjusted EBITDA
Adjusted EBITDA.   Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net (loss) income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net (loss) income before interest income, interest expense, income tax expense (benefit), depreciation and amortization with further adjustments to exclude the following items: business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, loss in fair value change of contingent consideration — TRA liability, gain on settlement of TRA liability and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA, when used in conjunction with net (loss) income, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.
The following unaudited tables below provide a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the fifty-two week period ended August 29, 2020, and fifty-three week period ended August 31, 2019.
(In thousands)	52-Weeks Ended August 29, 2020	53-Weeks Ended August 31, 2019
Net income	$34,700	$47,536
Interest expense	32,813	13,627
Interest income	(1,516)	(3,826)
Income tax expense (benefit)	13,326	16,750
Depreciation and amortization	16,007	7,644
EBITDA	95,330	81,731
Business transaction costs	27,125	7,107
Stock-based compensation expense	7,636	5,501
Inventory step-up	7,522	—
Integration of Quest	10,742	—
Restructuring	5,527	22
Non-core legal costs	718	4,851
Loss (gain) in fair value change of contingent consideration — TRA liability	—	533
Gain on settlement of TRA	—	(1,534)
Frozen licensing media	—	—
Other(1)	(688)	508
Adjusted EBITDA	$153,912	$98,719

(1)
Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Net Debt to Adjusted EBITDA
Net Debt to Adjusted EBITDA.   Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays

A-1

Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by Adjusted EBITDA, as previously defined.
The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of August 29, 2020:
(In thousands)	August 29, 2020
Total debt outstanding under the Credit Agreement	$606,500
Less: cash and cash equivalents	(95,847)
Net Debt	$510,653
Adjusted EBITDA	153,912
Net Debt to Adjusted EBITDA	3.3x

A-2

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SMPL2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.THE SIMPLY GOOD FOODS COMPANY 1225 17TH ST, SUITE 1000 DENVER, CO 80202 ATTN: CORPORATE SECRETARY D27535-P46790 For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. THE SIMPLY GOOD FOODS COMPANY The Board of Directors recommends you vote FOR the following: 1. Election of four Class I director nominees Nominees: 01) Robert G. Montgomery 02) Joseph E. Scalzo 03) Joseph J. Schena 04) James D. White Against Abstain For The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021 3. To consider and vote upon the advisory vote to approve the compensation of our named executive officers NOTE: To transact such other business as may properly come before the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D27536-P46790 THE SIMPLY GOOD FOODS COMPANYAnnual Meeting of StockholdersJanuary 21, 2021, 9:00 AM ESTThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Timothy R. Kraft and Neil J. Eckstein, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE SIMPLY GOOD FOODS COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 9:00 AM EST on January 21, 2021,at www.virtualshareholdermeeting.com/SMPL2021, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side

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